UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Inogen, Inc.

(Name of Registrant as Specified In Its Charter)

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Dear Stockholder:

I am pleased to invite you to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of Inogen, Inc. (“Inogen”), which will be held on May 10, 2021 at 10:00 a.m. Pacific Time as a virtual meeting. In light of public health concerns regarding the COVID-19 pandemic, the Annual Meeting will be held in a virtual meeting format only. You will be able to attend the meeting, vote and submit your questions via the Internet at www.virtualshareholdermeeting.com/INGN2021. You will not be able to attend the virtual Annual Meeting physically in person.

At the Annual Meeting, we will ask you to consider the following proposals:

•	To elect three Class I directors from the nominees described in this proxy statement;
•	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year ending December 31, 2021;
•	To approve, on an advisory and non-binding basis, executive compensation as described in this proxy statement;
•	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Our Board of Directors has fixed the close of business on March 12, 2021 as the record date for the Annual Meeting. Only stockholders of record on March 12, 2021 are entitled to notice of and to vote at the Annual Meeting. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement.

We are pleased to be furnishing proxy materials to stockholders primarily over the Internet for our Annual Meeting. Consequently, most stockholders will not receive paper copies of our proxy materials. We will instead send to our stockholders a Notice of Internet Availability of Proxy Materials. We believe that this process expedites stockholders’ receipt of proxy materials, lowers the costs of our Annual Meeting, and conserves natural resources.

On or about March 23, 2021 we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement for our Annual Meeting and our annual report to stockholders (“Annual Report”).  The Notice of Internet Availability of Proxy Materials also includes instructions on how you can vote using the Internet, and how you can request and receive, free of charge, a printed copy of our proxy materials. Our proxy statement and our 2020 Annual Report can be accessed directly at the following Internet address: http://www.proxyvote.com. All you have to do is enter the control number located on your proxy card. All stockholders who do not receive a Notice of Internet Availability of Proxy Materials will receive a paper copy of the proxy materials by mail.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting of Stockholders, we urge you to submit your vote via the Internet, telephone or mail.

On behalf of the Board of Directors, I would like to express our appreciation for your interest in Inogen.

Sincerely,

Nabil Shabshab

Chief Executive Officer and President

Goleta, California

March 23, 2021

The Notice of Internet Availability of Proxy Materials is first being mailed to our stockholders on or about March 23, 2021. The proxy materials are first being posted on http://www.proxyvote.com on or about March 23, 2021.

INOGEN, INC.

301 Coromar Drive

Goleta, CA 93117

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held Virtually on May 10, 2021 at 10:00 a.m. Pacific Time

Time and Date	Monday, May 10, 2021 at 10:00 a.m. Pacific Time.

Place

The Annual Meeting will be held as a virtual meeting via live webcast on the Internet.  Because the meeting is completely virtual and being conducted via the Internet, stockholders will not be able to attend the meeting in person. You will be able to attend the meeting, vote and submit your questions on the day of the meeting via the Internet at www.virtualshareholdermeeting.com/INGN2021.

Items of Business	•	To elect three Class I directors from the nominees described in the proxy statement (Proposal No. 1);
	•	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year ending December 31, 2021 (Proposal No. 2);
	•	To approve, on an advisory and non-binding basis, executive compensation as described in this proxy statement (Proposal No. 3); and
	•	To transact other business that may properly come before the Annual Meeting, or any adjournments or postponements thereof.

Record Date	March 12, 2021 (the “Record Date”). Only stockholders of record at the close of business on the Record Date are entitled to receive notice of, and to vote at, the Annual Meeting.
Notice of Internet Availability of Proxy Materials

On or about March 23, 2021 we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement for our annual meeting and our annual report to stockholders (“Annual Report”). This Notice provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of proxy materials by mail. The proxy statement and our Annual Report can be accessed directly at the following Internet address: http://www.proxyvote.com. All you have to do is enter the control number located on your proxy card.

Voting

IMPORTANT

Your vote is very important. Whether or not you plan to attend the Annual Meeting, we encourage you to read the proxy statement and submit your proxy or voting instructions as soon as possible. For specific instructions on how to vote your shares, please refer to the instructions in the section entitled “Questions and Answers About the Annual Meeting” beginning on page 1 of the proxy statement.

Important Notice Regarding the Availability of Proxy Materials for the virtual Annual Meeting to Be Held on May 10, 2021. The notice of annual meeting, proxy statement, proxy card, and Annual Report are available by visiting http://www.proxyvote.com.  All you have to do is enter the control number located on your proxy card.

By order of the Board of Directors,

Alison Bauerlein

Corporate Secretary

Goleta, California

March 23, 2021

The Notice of Internet Availability of Proxy Materials is first being mailed to our stockholders on or about March 23, 2021. The proxy materials are first being posted on http://www.proxyvote.com  on or about March 23, 2021.

-i-

-ii-

INOGEN, INC.

301 Coromar Drive

Goleta, California 93117

PROXY STATEMENT

FOR 2021 ANNUAL MEETING OF STOCKHOLDERS

To Be Held Virtually at 10:00 a.m. Pacific Time on May 10, 2021

This proxy statement and the accompanying form of proxy are furnished in connection with the solicitation of proxies by our Board of Directors (the “Board”) of Inogen, Inc. (“Inogen” or the “Company”) for use at our 2021 Annual Meeting of Stockholders, and any postponements, adjournments or continuations thereof (the “Annual Meeting”).  The Annual Meeting will be held virtually via live webcast on the Internet at www.virtualshareholdermeeting.com/INGN2021 on Monday May 10, 2021 at 10:00 a.m. Pacific Time as a virtual meeting. In light of public health concerns regarding the COVID-19 pandemic, the Annual Meeting will be held in a virtual meeting format only. You will not be able to attend the Annual Meeting physically in person.  The live webcast of the Annual Meeting can be accessed by stockholders on the day of the meeting at www.virtualshareholdermeeting.com/INGN2021.  On or about March 23, 2021, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement for our Annual Meeting and our annual report to stockholders (“Annual Report”).  Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement and references to our website address in this proxy statement are inactive textual references only.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

The information provided in the “question and answer” format below addresses certain frequently asked questions but is not intended to be a summary of all matters contained in this proxy statement.  Please read the entire proxy statement carefully before voting your shares.

What is a proxy?

A proxy is your legal designation of another person to vote the stock you own.  The person you designate is your “proxy,” and you give the proxy authority to vote your shares by submitting the accompanying proxy card or voting by telephone or over the Internet.  We have designated our Chief Executive Officer and President, Nabil Shabshab, and our Executive Vice President, Finance, Chief Financial Officer, Corporate Secretary, and Corporate Treasurer, Alison Bauerlein, to serve as proxies for the Annual Meeting.

Why am I receiving these materials?

The Board of Inogen is providing these proxy materials to you in connection with the Board’s solicitation of proxies for use at the virtual Annual Meeting (and at any adjournment or postponement of such meeting), which will take place virtually via the Internet on May 10, 2021.  Stockholders are invited to attend the virtual Annual Meeting and are requested to vote on the proposals described in this proxy statement.  This proxy statement and the accompanying proxy card are being made available on or about March 23, 2021 in connection with the solicitation of proxies on behalf of the Board.

How do I get electronic access to the proxy materials?

The notice of annual meeting, proxy statement, and Annual Report are available by visiting www.proxyvote.com and typing in the control number as set forth (i) on the proxy card (for stockholders of record), or (ii) on the voting instruction form (for individuals who hold shares through a broker, bank, trustee, or nominee).

What information is contained in these materials?

The information included in this proxy statement relates to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of our most highly paid executive officers and our directors, and certain other required information.  Inogen’s Annual Report, which includes our audited financial statements, is being made available along with this proxy statement.

What proposals will be voted on at the Annual Meeting?

The proposals scheduled to be voted on at the Annual Meeting include:

•	the election of three Class I directors to hold office until the 2024 Annual Meeting of Stockholders or until their successors are duly elected and qualified;
•	a proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2021;
•	a proposal to approve, on an advisory and non-binding basis, executive compensation for our fiscal year ended December 31, 2020 as described in this proxy statement; and
•	any other business that may properly come before the meeting.

How does our Board recommend that I vote?

Our Board recommends that you vote:

•	FOR the election of each of the three directors nominated by our Board and named in this proxy statement as Class I directors to serve for a three-year term;
•	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2021; and
•	FOR the approval, on an advisory and non-binding basis, of executive compensation for our fiscal year ended December 31, 2020 as described in this proxy statement.

Will there be any other items of business on the agenda?

If any other items of business or other matters are properly brought before the Annual Meeting, your proxy gives discretionary authority to the persons named on the proxy card with respect to those items of business or other matters. The persons named on the proxy card intend to vote the proxy in accordance with their best judgment. Our Board does not intend to bring any other matters to be voted on at the Annual Meeting, and we are not currently aware of any matters that may be properly presented by others for consideration at the Annual Meeting.

Who is entitled to vote at the Annual Meeting?

Holders of our common stock at the close of business on March 12, 2021, the record date for the Annual Meeting (the “Record Date”), are entitled to notice of and to vote at the Annual Meeting.  Each stockholder is entitled to one vote for each share of our common stock held as of the Record Date. As of the Record Date, there were 22,326,169 shares of common stock outstanding and entitled to vote.  Stockholders are not permitted to cumulate votes with respect to the election of directors. The shares you are entitled to vote include shares that are (1) held of record directly in your name, and (2) held for you as the beneficial owner through a stockbroker, bank or other nominee.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Stockholder of Record: Shares Registered in Your Name.  If, at the close of business on the Record Date, your shares were registered directly in your name with Computershare Trust Company, N.A., our transfer agent, then you are considered the stockholder of record with respect to those shares.  As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote virtually at the Annual Meeting.

Beneficial Owners: Shares Registered in the Name of a Broker, Bank or Other Nominee.  If, at the close of business on the Record Date, your shares were held, not in your name, but rather in a stock brokerage account or by a bank or other nominee on your behalf, then you are considered the beneficial owner of shares held in “street name.” As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares by following the voting instructions your broker, bank or other nominee provides.  If you do not provide your broker, bank or other nominee with instructions on how to vote your shares, your broker, bank or other nominee may, in its discretion, vote your shares with respect to routine matters but may not vote your shares with respect to any non-routine matters.  Please see “What if I do not specify how my shares are to be voted?” below for additional information.

Do I have to do anything in advance if I plan to attend the virtual Annual Meeting?

Stockholder of Record: Shares Registered in Your Name.  If you were a stockholder of record at the close of business on the Record Date, you do not need to do anything in advance to attend and/or vote your shares at the virtual Annual Meeting.

Beneficial Owners: Shares Registered in the Name of a Broker, Bank or Other Nominee.  If you were a beneficial owner at the close of business on the Record Date, you may not vote your shares at the virtual Annual Meeting unless you obtain a “legal proxy” from your broker, bank or other nominee who is the stockholder of record with respect to your shares.  You may still attend the Annual Meeting even if you do not have a legal proxy.

To access, participate in, and vote at the virtual Annual Meeting at www.virtualshareholdermeeting.com/INGN2021, you must enter the 16-digit control number found on your proxy card, voting instruction form or notice that you previously received or, if you were a beneficial owner at the close of business on the Record Date, located in the proxy materials you receive from your broker. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the login page for the Annual Meeting.  A list of stockholders entitled to vote at the Annual Meeting will be available during the entirety of the meeting at the meeting website. After successfully entering your 16-digit control number, you may vote during the Annual Meeting and submit questions by following the instructions available on the meeting website.

How can I contact Inogen’s transfer agent?

You may contact our transfer agent by writing Computershare Investor Services, P.O. Box 505000, Louisville, KY 40233, by telephoning (877) 373-6374 or (781) 575-3100 (International), or via its Investor Center at www.computershare.com/investor.

Why is the Annual Meeting being held virtually?

Due to the public health impact of the COVID-19 pandemic and to support the health and well-being of our employees, stockholders and other meeting participants, the 2021 Annual Meeting will be held as a virtual meeting format only. You will not be able to attend the Annual Meeting physically in person.  The live webcast of the Annual Meeting can be accessed by stockholders on the day of the meeting at www.virtualshareholdermeeting.com/INGN2021.

How do I vote and what are the voting deadlines?

Stockholder of Record: Shares Registered in Your Name.  If you are a stockholder of record, you can vote in one of the following ways:

•	by Internet at www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 P.M., Eastern Time, on May 5, 2021 (have your proxy card in hand when you visit the website);
•	by toll-free telephone at 1-800-690-6903, 24 hours a day, seven days a week, until 11:59 P.M., Eastern Time, on May 5, 2021 (have your proxy card in hand when you call);
•

by completing and mailing your proxy card in the postage-paid envelope we have provided or returning it to Vote Processing c/o Broadridge 51 Mercedes Way, Edgewood, NY 11717, which must be received by us no later than the start of the Annual Meeting (if you received printed proxy materials); or

•	by attending and voting virtually via the Internet during the Annual Meeting.

Beneficial Owners: Shares Registered in the Name of a Broker, Bank or Other Nominee.  If you are the beneficial owner of shares held of record by a broker, bank or other nominee, you will receive voting instructions from your broker, bank or other nominee.  You must follow the voting instructions provided by your broker, bank or other nominee in order to instruct your broker, bank or other nominee how to vote your shares.  The availability of Internet and telephone voting options will depend on the voting process of your broker, bank or other nominee.  As discussed above, if you are a beneficial owner, you may not vote your shares virtually at the Annual Meeting unless you obtain a legal proxy from your broker, bank or other nominee.

Can I change my vote or revoke my proxy?

Stockholder of Record: Shares Registered in Your Name.  If you are a stockholder of record, you may revoke your proxy or change your proxy instructions at any time before the Annual Meeting by:

•	entering a new vote by Internet or telephone;
•	signing and returning a new proxy card with a later date;
•	delivering a written revocation to our Corporate Secretary at Inogen, Inc., 301 Coromar Drive, Goleta, CA 93117, at any time prior to the Annual Meeting; or
•	attending the Annual Meeting and voting virtually.

Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request or vote virtually at the Annual Meeting.

Beneficial Owners: Shares Registered in the Name of a Broker, Bank or Other Nominee.  If you are the beneficial owner of your shares, you must contact the broker, bank or other nominee holding your shares and follow their instructions to change your vote or revoke your proxy.

Is there a list of stockholders entitled to vote at the Annual Meeting?

The names of stockholders of record entitled to vote at the Annual Meeting will be available at the virtual Annual Meeting and for ten days prior to the meeting for any purpose germane to the meeting, between the hours of 9:00 a.m. and 4:30 p.m., at our corporate headquarters at 301 Coromar Drive, Goleta, CA 93117, by contacting our Corporate Secretary.

What is the effect of giving a proxy?

Proxies are solicited by and on behalf of our Board.  The persons named in the proxy have been designated as proxy holders by our Board.  When a proxy is properly dated, executed and returned, the shares represented by the proxy will be voted at the Annual Meeting in accordance with the instructions of the stockholder.  If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our Board.  If any matters not described in this proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote your shares.  If the Annual Meeting is postponed or adjourned, the proxy holders can vote your shares on the new meeting date, unless you have properly revoked your proxy, as described above.

What if I do not specify how my shares are to be voted?

Stockholder of Record: Shares Registered in Your Name.  If you are a stockholder of record and you submit a proxy but you do not provide voting instructions, your shares will be voted:

FOR the election of each of the three directors nominated by our Board and named in this proxy statement as Class I directors to serve for a three-year term (Proposal No. 1);

FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2021 (Proposal No. 2);

FOR the approval, on an advisory and non-binding basis, of executive compensation for our fiscal year ended December 31, 2020 as described in this proxy statement (Proposal No. 3); and

In the discretion of the named proxy holders regarding any other matters properly presented for a vote at the Annual Meeting.

Beneficial Owners: Shares Registered in the Name of a Broker, Bank or Other Nominee.  If you are a beneficial owner and you do not provide your broker, bank or other nominee that holds your shares with voting instructions, then your broker, bank or other nominee will determine if it has discretion to vote on each matter.  Brokers do not have discretion to vote on non-routine matters.  Proposal No. 1 (election of directors) and Proposal No. 3 (advisory vote to approve Named Executive Officer (“NEO”) compensation) are non-routine matters, while Proposal No. 2 (ratification of appointment of independent registered public accounting firm) is a routine matter.  As a result, if you do not provide voting instructions to your broker, bank or other nominee, then your broker, bank or other nominee may not vote your shares with respect to Proposal No. 1 or Proposal No. 3, which would result in a “broker non-vote” on each such proposal, but may, in its discretion, vote your shares with respect to Proposal No. 2.  For additional information regarding broker non-votes, see “What are the effects of abstentions and broker non-votes?” below.

What is a quorum?

A quorum is the minimum number of shares required to be present at the Annual Meeting for the meeting to be properly held under our bylaws and Delaware law.  The holders of a majority of the common stock issued and outstanding and entitled to vote, present virtually or represented by proxy, constitutes a quorum for the transaction of business at the Annual Meeting.  As noted above, as of the Record Date, there were a total of 22,326,169 shares of common stock outstanding, which means that 11,163,085 shares of common stock must be represented virtually or by proxy at the Annual Meeting to have a quorum.  If there is no quorum, (i) the chairperson of the Annual Meeting or (ii) the stockholders entitled to vote at the Annual Meeting, present virtually in person or represented by proxy, may adjourn the meeting to a later date.

What are the effects of abstentions and broker non-votes?

An abstention represents a stockholder’s affirmative choice to decline to vote on a proposal.  If a stockholder indicates on its proxy card that it wishes to abstain from voting its shares, or if a broker, bank or other nominee holding its customers’ shares of record causes abstentions to be recorded for shares, these shares will be considered present and entitled to vote at the Annual Meeting.  As a result, abstentions will be counted for purposes of determining the presence or absence of a quorum and will also count as votes against a proposal in cases where approval of the proposal requires the affirmative vote of a majority of the shares present virtually in person or represented by proxy and entitled to vote at the Annual Meeting (e.g., Proposal No. 2 and Proposal No. 3).  However, because the outcome of Proposal No. 1 (election of directors) will be determined by a plurality vote, abstentions will have no impact on the outcome of such proposals as long as a quorum exists.

A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker, bank or other nominee does not have discretionary voting power with respect to such proposal and has not received voting instructions from the beneficial owner of the shares.  Broker non-votes will be counted for purposes of calculating whether a quorum is present at the Annual Meeting but will not be counted for purposes of determining the number of votes cast.  Therefore, a broker non-vote will make a quorum more readily attainable but will not otherwise affect the outcome of the vote on any proposal.

How many votes are needed for approval of each proposal?

•

Proposal No. 1: The election of Class I directors requires a plurality of the shares of common stock present virtually in person or represented by proxy at the Annual Meeting and entitled to vote thereon to be approved.  This means that the three nominees who receive the most FOR votes will be elected.  You may (i) vote FOR all nominees, (ii) WITHHOLD your vote as to all nominees, or (iii) vote FOR all nominees except for those specific nominees from whom you WITHHOLD your vote.  Any shares not voted FOR a particular nominee (whether as a result of voting withheld or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election.  If you WITHHOLD your vote as to all nominees, you will be deemed to have abstained from voting on Proposal No. 1, and such abstention will have no effect on the outcome of the proposal.
•

Proposal No. 2: The ratification of the appointment of Deloitte & Touche LLP requires the affirmative vote of a majority of the shares of common stock present virtually in person or represented by proxy at the Annual Meeting and entitled to vote thereon to be approved.  You may vote FOR, AGAINST or ABSTAIN.  If you ABSTAIN from voting on Proposal No. 2, the abstention will have the same effect as a vote AGAINST the proposal.

•

Proposal No. 3: The approval on an advisory and non-binding basis of NEO compensation requires the affirmative vote of a majority of the shares of common stock present virtually in person or represented by proxy at the Annual Meeting and entitled to vote thereon. You may vote FOR, AGAINST or ABSTAIN.  Abstentions are considered votes present and entitled to vote on this proposal, and thus, will have the same effect as a vote AGAINST the proposal. Broker non-votes will have no effect on the outcome of the vote. However, because this proposal is an advisory vote, the result will not be binding on us or our Board. Our Board and our Compensation Committee will consider the outcome of the vote when establishing or modifying the compensation of our NEOs.

How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?

Brokerage firms and other intermediaries holding shares of common stock in street name for customers are generally required to vote such shares in the manner directed by their customers.  In the absence of timely directions, your broker will have discretion to vote your shares on our sole “routine” matter — the proposal to ratify the appointment of Deloitte & Touche LLP.  Absent direction from you, your broker will not have discretion to vote on the election of directors or on the advisory vote regarding executive compensation.

Who will count the votes?

A representative from Broadridge Financial Solutions, Inc. will tabulate the votes and act as inspector of elections.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?

In accordance with the rules of the Securities and Exchange Commission (“SEC”), we have elected to furnish our proxy materials, including this proxy statement and our Annual Report, primarily via the Internet. The Notice containing instructions on how to access our proxy materials is first being mailed on or about March 23, 2021 to all stockholders entitled to vote at the Annual Meeting. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of our proxy materials on the Internet to help reduce the environmental impact of our annual meetings of stockholders.

How are proxies solicited for the Annual Meeting and who is paying for such solicitation?

Our Board is soliciting proxies for use at the Annual Meeting by means of the proxy materials.  We will bear the entire cost of proxy solicitation, including the preparation, assembly, printing, mailing and distribution of the proxy materials.  Copies of solicitation materials will also be made available upon request to brokers, banks and other nominees to forward to the beneficial owners of the shares held of record by such brokers, banks or other nominees.  The original solicitation of proxies may be supplemented by solicitation by telephone, electronic communication, or other means by our directors, officers, employees or agents.  No additional compensation will be paid to these individuals for any such services, although we may reimburse such individuals for their reasonable out-of-pocket expenses in connection with such solicitation.  We do not plan to retain a proxy solicitor to assist in the solicitation of proxies.

If you choose to access the proxy materials and/or vote over the Internet, you are responsible for Internet access charges you may incur.  If you choose to vote by telephone, you are responsible for telephone charges you may incur.

What does it mean if I received more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts.  Please follow the voting instructions on each Notice to ensure that all of your shares are voted.

Will members of the Board attend the Annual Meeting?

We encourage, but do not require, the members of our Board to attend the virtual Annual Meeting.

Is my vote confidential?

Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy.  Your vote will not be disclosed either within Inogen or to third parties, except as necessary to meet applicable legal requirements, to allow for the tabulation of votes and certification of the vote, or to facilitate a successful proxy solicitation.

I share an address with another stockholder, and we received only one paper copy of the proxy materials.  How may I obtain an additional copy of the proxy materials?

We have adopted an SEC-approved procedure called “householding,” under which we can deliver a single copy of the Notice and, if applicable, the proxy materials to multiple stockholders who share the same address unless we received contrary instructions from one or more of the stockholders.  This procedure reduces our printing and mailing costs.  Stockholders who participate in householding will continue to be able to access and receive separate proxy cards.  Upon written or oral request, we will promptly deliver a separate copy of the Notice and, if applicable, the proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these documents.  To receive a separate copy, or, if you are receiving multiple copies, to request that we only send a single copy of next year’s Notice and, if applicable, proxy materials, you may contact us as follows:

Inogen, Inc.

Attention: Corporate Secretary

301 Coromar Drive

Goleta, CA  93117

(805) 562-0500

Stockholders who hold shares in street name may contact their brokerage firm, bank, broker-dealer or other nominee to request information about householding.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting.  In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting.  If final voting results are not available to us at that time, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an amendment to the Form 8-K to publish the final results.

What is the deadline to propose actions for consideration at next year’s Annual Meeting of Stockholders or to nominate individuals to serve as directors?

Stockholder Proposals

Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next Annual Meeting of Stockholders by submitting their proposals in writing to our Corporate Secretary in a timely manner.  For a stockholder proposal to be considered for inclusion in our proxy statement for our 2022 Annual Meeting of Stockholders, our Corporate Secretary must receive the written proposal at our principal executive offices not later than November 23, 2021.  In addition, stockholder proposals must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, regarding the inclusion of stockholder proposals in company-sponsored proxy materials.  Stockholder proposals should be addressed to:

Inogen, Inc.

Attention: Corporate Secretary

301 Coromar Drive

Goleta, CA  93117

Our bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an Annual Meeting of Stockholders but do not intend for the proposal to be included in our proxy statement.  Our bylaws provide that the only business that may be conducted at an Annual Meeting is business that is (i) specified in our proxy materials with respect to such meeting, (ii) otherwise properly brought before the Annual Meeting by or at the direction of our Board, or (iii) properly brought before the Annual Meeting by a stockholder of record entitled to vote at the Annual Meeting who has delivered timely written notice to our Corporate Secretary, which notice must contain the information specified in our bylaws.  To be timely for our 2022 Annual Meeting of Stockholders, our Corporate Secretary must receive the written notice at our principal executive offices:

•	not earlier than January 7, 2022; and
•	not later than February 6, 2022.

In the event that we hold our 2022 Annual Meeting of Stockholders more than 30 days before or more than 60 days after the first anniversary of the date of the 2021 Annual Meeting, then notice of a stockholder proposal that is not intended to be included in our proxy statement must be received no earlier than the close of business on the 120th day before such Annual Meeting and no later than the close of business on the later of the following two dates:

•	the 90th day prior to such Annual Meeting; or
•	the 10th day following the day on which public announcement of the date of such Annual Meeting is first made.

If a stockholder who has notified us of his, her or its intention to present a proposal at an Annual Meeting does not appear to present his, her or its proposal at such Annual Meeting, we are not required to present the proposal for a vote at such Annual Meeting.

Nomination of Director Candidates

You may propose director candidates for consideration by our Nominating and Governance Committee.  Any such recommendations should include the nominee’s name and qualifications for membership on our Board and should be directed to our Corporate Secretary at the address set forth above.  For additional information regarding stockholder recommendations for director candidates, see “Board of Directors and Corporate Governance—Stockholder Recommendations for Nominations to the Board.”

In addition, our bylaws permit stockholders to nominate directors for election at an Annual Meeting of Stockholders.  To nominate a director, the stockholder must provide the information required by our bylaws.  In addition, the stockholder must give timely notice to our Corporate Secretary in accordance with our bylaws, which, in general, require that the notice be received by our Corporate Secretary within the time period described above under “Stockholder Proposals” for stockholder proposals that are not intended to be included in a proxy statement.

Availability of Bylaws

A copy of our bylaws may be obtained by accessing our public filings on the SEC’s website at www.sec.gov.  You may also contact our Corporate Secretary at our principal executive office for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Our business affairs are managed under the direction of our Board, which is currently comprised of eight members.  Seven of our eight directors are independent within the meaning of the independent director requirements of the NASDAQ Global Select Market.  Our Board is divided into three classes with staggered three-year terms.  At each Annual Meeting of Stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring.

The following table sets forth the names and ages as of March 12, 2021 and certain other information for each of the directors with terms expiring at the Annual Meeting (who are also nominees for election as a director at the Annual Meeting) and for each of the continuing directors:

						Expiration
					Current	of term
				Director	term	for which
Name	Class	Age	Position(s)	since	expires	nominated
1. Directors with terms expiring at the Annual Meeting/nominees
R. Scott Greer(1)	I	62	Director, Chairperson of the Audit Committee	2015	2021	2024
Heather Rider(2)(3)	I	61	Director, Chairperson of the Compensation Committee	2014	2021	2024
Kristen Miranda(2)	I	59	Director	2021	2021	2024

2. Continuing Directors
Loren McFarland(1)	II	62	Director	2013	2022	—
Benjamin Anderson-Ray(1)(3)	II	66	Director, Chairperson of Nominating and Governance Committee	2013	2022	—
Nabil Shabshab	II	55	Director, Chief Executive Officer and President	2021	2022	—
Heath Lukatch, Ph.D.(2)	III	53	Director, Chairperson of the Board	2006	2023	—
Raymond Huggenberger	III	62	Director	2008	2023	—

(1)	Member of our Audit Committee
(2)	Member of our Compensation Committee

(3)  Member of our Nominating and Governance Committee

Nominees for Director

R. Scott Greer has served as a Member of our Board since August 2015 and Chairperson of the Audit Committee since January 1, 2018. Since June 2003, Mr. Greer has served as Managing Director of Numenor Ventures, LLC, a venture capital firm. In 1996, Mr. Greer co-founded Abgenix, Inc., a company that specialized in the discovery, development and manufacture of human therapeutic antibodies, and from June 1996 through May 2002, he served as its Chief Executive Officer. He also served on the Board of Directors of Abgenix from 1996 and Chairman of the Board of Directors from 2000 until the acquisition of Abgenix by Amgen, Inc. in April 2006. Prior to Abgenix’s formation, Mr. Greer held senior management positions at Cell Genesys, Inc., a biotechnology company, initially as Chief Financial Officer and Vice President of Corporate Development and later as Senior Vice President of Corporate Development, and various positions at Genetics Institute, Inc., a biotechnology research and development company. Mr. Greer currently serves as a Member of the Board of Directors of Nektar Therapeutics, a publicly traded biopharmaceutical company (NKTR). Mr. Greer holds a Bachelor of Arts in Economics from Whitman College and an M.B.A. from Harvard University. He also was a Certified Public Accountant. The Board believes that he is qualified to serve as a director of Inogen because of his experience as an accountant and as an executive and director of various public and private biotechnology and biopharmaceutical companies.

Heather Rider has served as a Member of our Board since 2014, Chairperson of the Compensation Committee and Member of the Nominating and Governance Committee since October 1, 2020. Ms. Rider also served as Chairperson of the Compensation, Nominating and Governance Committee from January 1, 2018 to September 30, 2020. From 2012 to 2013, Ms. Rider served as Vice President, Global Human Resources of Cymer, Inc., a publicly traded supplier of light sources for semiconductor manufacturing that was acquired by ASML Holding NV in 2013.  From October 2010 to September 2012, Ms. Rider served as Senior Vice President, Global Human Resources of Alphatec Holdings, Inc., a publicly-traded medical device company focused on surgical treatment of spine disorders, and from 2006 to 2010, she served as Vice President, Human Resources of Intuitive Surgical, Inc., a publicly-traded manufacturer of robotic surgical systems. From 2001 to 2005, Ms. Rider served as Senior Vice President of Global Human Resources of Sunrise Medical, Inc., a global manufacturer and distributor of durable medical equipment. From 1998 to 2001, Ms. Rider served as Vice President of Human Resources of Biosense Webster, a member of the Johnson & Johnson family of companies, and a medical device manufacturer of intracardiac catheters and location technology. Prior to 1998, Ms. Rider served as Head of Human Resources for City of Hope, a leading research and treatment center for cancer, diabetes and other life-threatening diseases, CAP/MPT, a medical malpractice provider for physicians in California and medical malpractice insurance for large physician groups and hospitals, and Environmental Diagnostics International, a bio-diagnostics company with focus on the detection of environmental compounds and diseases using monoclonal antibody technology. Ms. Rider currently serves on the Board of Directors of Intricon Corporation, a medical technology company.  Ms. Rider holds a Bachelor of Arts in Psychology from Claremont McKenna College and an M.B.A. from Pepperdine University. The Board believes that she is qualified to serve as a director of Inogen because of her extensive executive-level experience with healthcare and life science companies.

Kristen Miranda has served as Aetna’s West Region President since 2017. Prior to joining Aetna, she served as the Chief Integration Officer for Agilon Health from 2016 to 2017, and in various senior leadership roles for Blue Shield of California from 2006 to 2016 including Senior Vice President, Strategic Partnerships and Innovation as well as Vice President, Provider Network Management. Prior to that, Ms. Miranda held leadership roles at various healthcare firms including Wellpoint from 2003 to 2006, CIGNA from 1998 to 2003, Health Net from 1995 to 1998, Dignity Health from 1993 to 1995, and First Health from 1989 to 1993. Ms. Miranda has a Bachelor of Arts degree in Anthropology from the University of California, Davis. The Board believes that she is qualified to serve as a director of Inogen because of her leadership experience and her extensive healthcare experience.

Continuing Directors

Loren McFarland has served as a Member of our Board since 2013. He has been President and Managing Member of Santa Barbara Financial Services, LLC since 2008. Prior to founding Santa Barbara Financial Services, he served as the Chief Financial Officer and Treasurer of Mentor Corporation, a medical equipment company, from 2004 to 2007. Prior to that, Mr. McFarland fulfilled various finance and accounting roles at Mentor from 1985 to 2004. He worked as a Certified Public Accountant and Audit Supervisor with Touche Ross & Co., an accounting firm, from 1981 to 1985 and served in the North Dakota Army National Guard from 1978 to 1984. He currently serves on the Board of Managing Members and as the Chief Financial Officer of Cure Medical, LLC, a privately held manufacturer of disposable urology products, and chairs the parish finance council for St. Mark’s University Parish, Isla Vista, CA. Previously, Mr. McFarland served on the Board of Directors of Patient Safety Technologies, Inc. (PSTX) as the Financial Expert on the Audit Committee and as a Member of the Compensation, Nominating, and Governance Committee and on the Board of Directors of the MIT Enterprise Forum of the Central Coast. Mr. McFarland has a Bachelor’s degree in accounting from the University of North Dakota and an MBA from the University of California, Los Angeles. He completed an ISS Director Certification Program in October 2008 at the University of California, Los Angeles’ Anderson School. The Board believes that he is qualified to serve as a director of Inogen because of his leadership experience and his extensive experience in finance and accounting.

Benjamin Anderson-Ray has served as a Member of our Board since 2013 and Chairperson of the Nominating and Governance Committee since October 1, 2020. He has been a Partner and Advisor with Trinitas Advisors, a consulting firm, since 2009. Prior to joining Trinitas Advisors, he served as the Chief Executive Officer of three manufacturing companies: Hubbardton Forge, LLC from 2008 to 2009, Chromcraft Revington, Inc. from 2005 to 2008 and Gravograph New Hermes from 2002 to 2004. Prior to that, Mr. Anderson-Ray held various senior leadership roles at Sunrise Medical,

Inc., a global manufacturer and distributor of durable medical equipment, including President of the Global Business Group in 2001, President of the Continuing Care Group from 1998 to 2000, and President of the Mobility Products Division from 1996 to 2001. Earlier in his career, Mr. Anderson-Ray held management and marketing roles at GE Lighting, a lighting solutions company, from 1984 to 1993, Black & Decker Home Products, a product manufacturing company, from 1993 to 1994, and Rubbermaid Home Products, a manufacturer and distributor of household items, from 1994 to 1996. He currently serves on the Board of Directors of Sommetrics, Inc. Mr. Anderson-Ray has Bachelor of Art and Science degrees in Marketing and Horticulture from Michigan State University and an M.B.A. from the University of Michigan. The Board believes that he is qualified to serve as a director of Inogen because of his leadership experience and his extensive industry experience.

Nabil Shabshab has served as our Chief Executive Officer, President and a member of our Board since February 2021. Prior to joining Inogen, Mr. Shabshab served as Worldwide President of Diabetes Care and Digital Health at Becton Dickinson and Company, a leading medical technology company, from August 2017 to February 2021. Prior to that, since August 2011, Mr. Shabshab served as Becton Dickinson’s Chief Marketing Officer and Executive Vice President of Strategic Planning. Prior to Becton Dickinson, Mr. Shabshab served as EVP, Global Portfolio, Chief Marketing Officer and Head of RD&E of Diversey, Inc., a cleaning and sanitation solutions company from 2006 to 2010. In his previous roles Mr. Shabshab served as Principal with The Zyman Group, as Vice President, Client Solutions and Consulting with Symphony IRI, and in various sales and marketing roles in pharmaceutical and consumer goods companies including Warner Lambert / Pfizer, the Coca-Cola Company, and Fronterra. Mr. Shabshab holds an MBA from Northwestern University Kellogg School of Management and a B.S. in Computer Sciences from American Lebanese University. The Board believes that he is qualified to serve as a director of Inogen due to his extensive industry and leadership experience.

Heath Lukatch, Ph.D. has served as Chairperson of our Board since 2008, and as a Member of our Board since 2006. Dr. Lukatch is Founder and Managing Partner of Red Tree Venture Capital, a life sciences venture capital firm. From 2015 to 2020, Dr. Lukatch worked at TPG where he was Partner, Managing Director and Life Sciences Investment Team Leader in TPG’s Biotech, Growth and RISE platforms. In 2006, Dr. Lukatch cofounded Novo Ventures’ San Francisco office, where he was a Partner through 2015. Prior to joining Novo Ventures, Dr. Lukatch was a Managing Director responsible for biotechnology venture investments at Piper Jaffray Ventures and SightLine Partners. Dr. Lukatch currently serves as Chairman of Inogen (INGN) and Satsuma Pharmaceuticals (STSA) and is a board member at Excellergy, Flexion Therapeutics (FLXN), Magnus Medical and Vaxcyte (PCVX). Previously Dr. Lukatch was Chairman of Cianna Medical (acquired by Merit Medical), Engage Therapeutics (acquired by UCB) and Spinifex (acquired by Novartis), and served on multiple life sciences company boards, including: Amira (acquired by BMS), AnaptysBio (ANAB), Elevation Pharma (acquired by Sunovion), FoldRx (acquired by Pfizer), InSound Medical (acquired by Sonova) and Synosia Therapeutics (acquired by BioTie). Dr. Lukatch was also a board observer at Alios BioPharma (acquired by J&J), Dynavax (DVAX), Fluidigm (FLDM) and SI-Bone (SIBN). Prior to becoming an investor, Dr. Lukatch worked as a strategy consultant with McKinsey & Company and was co‐founder and CEO of AutoMate Scientific, a biotechnology instrumentation company. In addition, he was a bench scientist at Chiron, Roche Bioscience and Cetus, doing molecular biology, electrophysiology and protein chemistry, respectively. Dr. Lukatch received his Ph.D. in Neuroscience from Stanford University where he was a DOD USAF Fellow, and his B.A. with high honors in Biochemistry from the University of California at Berkeley.

Raymond Huggenberger has served as a Member of our Board since 2008. Mr. Huggenberger previously served as our Chief Executive Officer from 2008 until March 1, 2017 and as our President from 2008 until January 1, 2016. Prior to joining our company, Mr. Huggenberger held various management positions with Sunrise Medical Inc., a global manufacturer and distributor of durable medical equipment, including: Vice President of Marketing for Sunrise’s German subsidiary from 1994 to 1996, President of Sunrise’s German division from 1998 until 2000, President of the European Operating Group from 2000 to 2002, President and Chief Operating Officer from 2002 until 2004, and President of European Operations 2006 to 2007. Mr. Huggenberger also held a consultant position with McDermott and Bull Inc., an executive search firm, from 2005 to 2006 and the position of Managing Director in the healthcare division of TA Triumph Adler AG, a document process management firm, from 1996 to 1998. Mr. Huggenberger currently serves on the Board of Directors of Tactile Medical, Avation Medical, Zerigo Health and Sommetrics (all medical device companies) as well as Intricon Corporation, a medical technology company. He previously served on the Board of Directors of IYIA Technologies, a healthcare company.  Mr. Huggenberger graduated from AKAD University in Rendsburg, Germany in Economics and completed the Advanced Marketing Strategies Program at INSEAD, Fontainebleau, France. The Board

believes that he is qualified to serve as a director of Inogen because of his deep understanding of our business, operations and strategy and extensive executive and director roles with healthcare companies.

Director Independence

Our common stock is listed on the NASDAQ Global Select Market.  Under the rules of the NASDAQ Global Select Market, independent directors must comprise a majority of a listed company’s Board of Directors. In addition, the rules of the NASDAQ Global Select Market require that, subject to specified exceptions, each member of a listed company’s Audit Committee, Compensation Committee, and Nominating and Governance Committee be independent. Under the rules of the NASDAQ Global Select Market, a director will only qualify as an “independent director” if, in the opinion of that company’s Board of Directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Our Board has undertaken a review of its composition, the composition of its committees and the independence of each of our directors and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our Board has determined that none of Mr. Anderson-Ray, Mr. McFarland, Mr. Greer, Dr. Lukatch, Ms. Rider, Mr. Huggenberger and Ms. Miranda, representing seven of our eight directors, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the rules of the NASDAQ Global Select Market. Our Board also determined that Mr. Greer (Chairperson), Mr. McFarland and Mr. Anderson-Ray, who comprise our Audit Committee; Ms. Rider (Chairperson), Dr. Lukatch and Ms. Miranda, who comprise our Compensation Committee; and Mr. Anderson-Ray (Chairperson) and Ms. Rider, who comprise our Nominating and Governance Committee, satisfy the independence standards for those committees established by applicable SEC, rules and the listing standards of the NASDAQ Global Select Market.

In making this determination, our Board considered the relationships that each non-employee director has with us and all other facts and circumstances our Board deemed relevant in determining independence, including the beneficial ownership of our capital stock by each non-employee director.

Board Leadership Structure

Our corporate governance principles require that the positions of chairperson of the Board and Chief Executive Officer must be held by separate persons and that the chairperson of our Board must be independent, as determined in accordance with the rules of the NASDAQ Global Select Market. Dr. Lukatch currently serves as the chairperson of our Board.  Our Board believes the current board leadership structure provides effective independent oversight of management while allowing our Board and management to benefit from Dr. Lukatch’s leadership and years of experience as a venture capital investor in the biotech industry and that Dr. Lukatch is best positioned to identify strategic priorities, lead critical discussion and execute our strategy and business plans.  Dr. Lukatch possesses detailed in-depth knowledge of the issues, opportunities, and challenges facing us. Independent directors and management sometimes have different perspectives and roles in strategy development. Our Board believes that Dr. Lukatch’s role enables strong leadership, creates clear accountability, facilitates information flow between management and our Board, and enhances our ability to communicate our message and strategy clearly and consistently to stockholders.

Board Diversity

Inogen embraces our Board’s diversity of background, experience, culture, and other characteristics that make the Board unique. Diversity at the top sets the expectation for inclusion throughout the organization.  As a result, we are disclosing specific diversity-related metrics, including self-identified sex, race, and sexual orientation.  The Equal Employment Opportunity Commission (“EEOC”) defines an “underrepresented minority” as an individual who self-identifies in one or more of the following groups:  Black or African American, Hispanic or Latinx, Asian, Native American or Alaska Native, Native Hawaiian or Pacific Islander or Two or More Races or Ethnicities.  The EEOC defines a “LGBTQ+” as an individual who self-identifies in one or more of the following groups:  lesbian, gay, bisexual, transgender, and queer or questioning in regards to their sexual orientation.  Two of the eight board directors self-identified with one or more diversity characteristic.

Self-Identified Diversity Characteristics
Name	Class	Female	Underrepresented Minority	LGBTQ+
1. Directors with terms expiring at the Annual Meeting/nominees
R. Scott Greer	I
Heather Rider	I	X
Kristen Miranda	I	X

2. Continuing Directors
Loren McFarland	II
Benjamin Anderson-Ray	II
Nabil Shabshab	II
Heath Lukatch, Ph.D.	III
Raymond Huggenberger	III

Board Meetings and Committees

During 2020, our Board held thirteen meetings (including regularly scheduled and special meetings), and each director attended at least 75% of the aggregate of (i) the total number of meetings of our Board and (ii) the total number of meetings held by all committees of our Board on which he or she served during the periods that he or she served.

It is the policy of our Board to regularly have separate meeting times for independent directors without management.  Although we do not have a formal policy regarding attendance by members of our Board at Annual Meetings of Stockholders, we encourage, but do not require, our directors to attend. All eight members of our Board attended our 2020 Annual Meeting of Stockholders.

We have established an Audit Committee, a Compensation Committee, and a Nominating and Governance Committee. Prior to October 1, 2020, the Board had an Audit Committee and a Compensation, Nominating and Governance committee. Effective October 1, 2020, the Board approved the dissolution of the Compensation, Nominating and Governance Committee and established the Compensation Committee and the Nominating and Governance Committee.

We believe that the composition of these committees meets the criteria for independence under, and the functioning of these committees complies with the requirements of, the Sarbanes-Oxley Act of 2002, the rules of the NASDAQ Global Select Market, and SEC rules and regulations. We intend to comply with the requirements of the NASDAQ Global Select Market with respect to committee composition of independent directors.  Each committee has the composition and responsibilities described below.

Audit Committee

The members of our Audit Committee are Mr. Greer (Chairperson), Mr. McFarland and Mr. Anderson-Ray, each of whom is a non-employee member of our Board.  The composition of our Audit Committee meets the requirements for independence under current NASDAQ Global Select Market listing standards and SEC rules and regulations. Each member of our Audit Committee also meets the financial literacy requirements of the NASDAQ Global Select Market listing standards. Our Audit Committee Chairperson, Mr. Greer, and Audit Committee member Mr. McFarland are our Audit Committee financial experts, as that term is defined under the SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002, and each of Mr. Greer and Mr. McFarland possesses financial sophistication, as defined under the listing standards of the NASDAQ Global Select Market. Our Audit Committee oversees our corporate accounting and financial reporting process and assists our Board in monitoring our financial systems. Our Audit Committee also:

•	approves the hiring, discharging and compensation of our independent auditors;
•	oversees the work of our independent auditors;
•	approves engagements of the independent auditors to render any audit or permissible non-audit services;
•	reviews the qualifications, independence and performance of the independent auditors;
•	reviews our financial statements and our critical accounting policies and estimates;
•	oversees risk management matters;
•	oversees our internal audit function (or other personnel or service providers responsible for the internal audit function (if any));
•

reviews the submission and treatment of complaints to the whistle-blower hotline of suspected violations regarding accounting, internal accounting controls or auditing matters, harassment, fraud and policy violations;

•	reviews our legal, regulatory and ethical compliance programs;
•	reviews the adequacy and effectiveness of our internal controls; and
•	reviews and discusses with management and the independent auditors the results of our annual audit, our annual and quarterly financial statements and our publicly filed reports.

Our Audit Committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing requirements of the NASDAQ Global Select Market. A copy of the charter of our Audit Committee is available on our website at https://investor.inogen.com/corporate-governance/governance-documents.  During 2020, our Audit Committee held ten meetings.

Compensation Committee

The Compensation Committee was established effective October 1, 2020. Previously the compensation functions were performed by the prior compensation, nominating and governance committee.  The current members of our Compensation Committee are Ms. Rider (Chairperson), Dr. Lukatch and Ms. Miranda. The composition of our Compensation Committee meets the requirements for independence under current NASDAQ Global Select Market listing standards and SEC rules and regulations. Each member of the Compensation Committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act. Our Compensation Committee oversees our compensation policies, plans and benefits programs. Our Compensation Committee also:

•	assists the Board in providing oversight of the Company’s overall compensation plans and benefits programs;
•

reviews and approves, or makes recommendations for approval by the independent members of the Board regarding corporate goals and objectives relevant to compensation of our chief executive officer and other senior officers;

•	evaluates the performance of our officers in light of established goals and objectives;
•	reviews and approves, or makes recommendations regarding compensation of our chief executive officer and other senior officers based on its evaluations;
•	administers the issuance of equity awards under our stock plans;
•	evaluates and makes recommendations regarding the organization, governance and remuneration of our Board and its committees; and
•

seeks to structure our compensation plans, policies and programs in order to attract and retain the best available personnel for positions of substantial responsibility, provide incentives for such persons to perform to the best of their abilities, maintain appropriate levels of risk and reward and promote the success of our business.

Our Compensation Committee operates under a written charter that satisfies the listing standards of NASDAQ Global Select Market. A copy of the charter of our Compensation Committee is available on our website at https://investor.inogen.com/corporate-governance/governance-documents. Following the split of the Compensation, Nominating and Governance Committee into two separate committees in October 2020, our Compensation Committee did not hold any additional meetings in 2020.

The Compensation Committee regularly reviews the services provided by its outside consultants and believes that Pearl Meyer & Partners, LLC (“Pearl Meyer”) is independent in providing executive compensation consulting services.  The Compensation Committee continues to monitor the independence of its compensation consultant on a periodic basis.

Nominating and Governance Committee

The current members of our Nominating and Governance Committee are Mr. Anderson-Ray (Chairperson), and Ms. Rider. The composition of our Nominating and Governance Committee meets the requirements for independence under current NASDAQ Global Select Market listing standards and SEC rules and regulations. Our Nominating and Governance Committee oversees our plans and benefits programs. Our Nominating and Governance Committee also:

•	assists the Board in identifying prospective director nominees and recommends to the Board the director nominees for each annual meeting of stockholders;
•	evaluates independence of directors and director nominees;
•	recommends to the Board members for each Board committee;
•	ensures that the Board is properly constituted to meet its fiduciary obligations to Inogen and our stockholders;
•	ensures that we follow appropriate governance standards and implements appropriate internal corporate governance policies;
•	develops and recommends to the Board governance principles applicable to us;
•	oversees our Environmental, Social and Governance (“ESG”) programs;
•	oversees the evaluation of the Board and management;
•	oversees director orientation and continuing education; and
•	reviews the Company’s succession planning process.

Our Nominating and Governance Committee operates under a written charter that satisfies the listing standards of the NASDAQ Global Select Market. A copy of the charter of our Nominating and Governance Committee is available on our website at https://investor.inogen.com/corporate-governance/governance-documents. Following the split of the Compensation, Nominating and Governance Committee into two separate committees in October 2020, our Nominating and Governance Committee held one additional meeting in 2020.

Compensation, Nominating and Governance Committee

Immediately prior to the dissolution of the Compensation, Nominating and Governance committee effective October 1, 2020, our Compensation, Nominating and Governance Committee was comprised of Ms. Rider (Chairperson), Dr. Lukatch and former director Scott Beardsley. The composition of our Compensation, Nominating and Governance Committee met the requirements for independence under current NASDAQ Global Select Market listing standards and SEC rules and regulations. Each member of the Compensation, Nominating and Governance Committee was also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act. Our Compensation, Nominating and Governance Committee oversaw our compensation policies, plans and benefits programs. Our Compensation, Nominating and Governance Committee also:

•	assisted the Board in providing oversight of the Company’s overall compensation plans and benefits programs;

•

reviewed and approved, or made recommendations for approval by the independent members of the Board regarding corporate goals and objectives relevant to compensation of our chief executive officer and other senior officers;

•	evaluated the performance of our officers in light of established goals and objectives;
•	reviewed and approved, or made recommendations regarding compensation of our officers based on its evaluations;
•	administered the issuance of equity awards under our stock plans;
•	evaluated and made recommendations regarding the organization, governance and remuneration of our Board and its committees;
•	oversaw our ESG programs;
•	evaluated and proposed nominees for election to our Board;
•	assessed the performance of members of our Board and made recommendations regarding committee and chairperson assignments;
•	recommended desired qualifications for our Board membership and conducted searches for potential members of our Board; and
•	reviewed and made recommendations with respect to our corporate governance guidelines.

Our Compensation, Nominating and Governance Committee operated under a written charter that satisfied the listing standards of NASDAQ Global Select Market.

The Compensation, Nominating and Governance Committee regularly reviewed the services provided by its outside consultants. The Compensation, Nominating and Governance Committee conducted a review of its relationship with Pearl Meyer in 2019, and determined that Pearl Meyer’s work for the Compensation, Nominating and Governance Committee did not raise any conflicts of interest, consistent with the guidance provided under the Dodd-Frank Act, the SEC and NASDAQ Global Select Market. Prior to the split of the Compensation, Nominating and Governance Committee into two separate committees in October 2020, the Compensation, Nominating and Governance Committee held four meetings in 2020.

Compensation Committee Interlocks

None of the members of our Compensation Committee (which includes Ms. Rider, Dr. Lukatch and Ms. Miranda) and none of the former members of our prior Compensation, Nominating and Governance committee (which included Ms. Rider, Dr. Lukatch and former director Scott Beardsley) is or has at any time during the past year been an officer or employee of our Company. None of our executive officers currently serves, or in the past year has served, as a member of the Board of Directors or Compensation Committee (or other board committee performing equivalent functions) of any entity that has one or more of its executive officers serving on our Board or our current Compensation Committee or former Compensation, Nominating and Governance Committee.

The Compensation, Nominating and Governance Committee was separated into the Compensation Committee and Nominating and Governance Committee effective as of October 1, 2020. During 2020, each committee held the following number of meetings:

•	our Compensation, Nominating and Governance Committee held four meetings;
•	our Compensation Committee held no meetings given that this committee was formed late in the year; and
•	our Nominating and Governance Committee held one meeting.

References to the “Compensation Committee” in the “Compensation Discussion and Analysis” section below are to (i) the Compensation, Nominating and Governance Committee with respect to any actions taken before October 1, 2020, and (ii) the Compensation Committee with respect to any actions taken on or after October 1, 2020.

Identifying and Evaluating Nominees for Director

The Nominating and Governance Committee was established effective October 1, 2020. Prior to October 1, 2020, the Nominating and Governance Committee functions were performed by the Compensation, Nominating and Governance Committee. The Nominating and Governance Committee will use the following procedures to identify and evaluate any individual recommended or offered for nomination to the Board:

•	The Nominating and Governance Committee will consider candidates recommended by stockholders in the same manner as candidates recommended to the Committee from other sources.
•	In its evaluation of director candidates, including the members of the Board eligible for re-election, the Nominating and Governance Committee will consider the following:
–	the current size and composition of the Board and the needs of the Board and the respective committees of the Board;
–

such factors as character, integrity, judgment, diversity of experience, independence, area of expertise, corporate experience, length of service, potential conflicts of interest, other commitments and the like.  The Nominating and Governance Committee evaluates these factors, among others, and does not assign any particular weighting or priority to any of these factors; and

–	other factors that the Nominating and Governance Committee deems appropriate.

The Nominating and Governance Committee also focuses on issues of diversity, such as diversity of gender, race and national origin, education, professional experience and differences in viewpoints and skills. Inogen does not have a formal policy with respect to diversity on the Board; however, our Board and the Nominating and Governance Committee believe that it is essential that members of our Board represent diverse viewpoints.

The Nominating and Governance Committee requires the following minimum qualifications to be satisfied by any nominee for a position on the Board:

•	the highest personal and professional ethics and integrity;
•	proven achievement and competence in the nominee’s field and the ability to exercise sound business judgment;
•	skills that are complementary to those of the existing Board;
•	the ability to assist and support management and make significant contributions to the Company’s success; and
•	an understanding of the fiduciary responsibilities that is required of a member of the Board and the commitment of time and energy necessary to diligently carry out those responsibilities.

If the Nominating and Governance Committee determines that an additional or replacement director is required, the Nominating and Governance Committee may take such measures that it considers appropriate in connection with its evaluation of a director candidate, including candidate interviews, inquiry of the person or persons making the recommendation or nomination, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the Nominating and Governance Committee, the Board or management.

The Nominating and Governance Committee may propose to the Board a candidate recommended or offered for nomination by a stockholder as a nominee for election to the Board.

Stockholder Recommendations for Nominations to the Board

It is the policy of the Nominating and Governance Committee of the Board to consider recommendations for candidates to the Board from stockholders holding no less than one percent (1%) of the outstanding shares of the Company’s common stock continuously for at least twelve (12) months prior to the date of the submission of the recommendation or nomination.

A stockholder that wants to recommend a candidate for election to the Board should direct the recommendation in writing by letter to the Company, attention of the Corporate Secretary, at 301 Coromar Drive, Goleta, CA 93117. The recommendation must include the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications, a signed letter from the candidate confirming willingness to serve, information regarding any relationships between the candidate and the Company and evidence of the recommending stockholder’s ownership of Company stock. Such recommendations must also include a statement from the recommending stockholder in support of the candidate, particularly within the context of the criteria for Board membership, including issues of character, integrity, judgment, diversity of experience, independence, area of expertise, corporate experience, length of service, potential conflicts of interest, other commitments and the like and personal references.

A stockholder that instead desires to nominate a person directly for election to the Board at an Annual Meeting of the Stockholders must meet the deadlines and other requirements set forth in Section 2.4 of the Company’s Bylaws and the rules and regulations of the Securities and Exchange Commission.  Section 2.4 of the Company’s Bylaws requires that a stockholder who seeks to nominate a candidate for director must provide a written notice to the Corporate Secretary of the Company not later than the 45th day nor earlier than the 75th day before the one-year anniversary of the date on which the corporation first mailed its proxy materials or a notice of availability of proxy materials (whichever is earlier) for the preceding year’s Annual Meeting; provided, however, that in the event that no Annual Meeting was held in the previous year or if the date of the Annual Meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the one-year anniversary of the date of the previous year’s Annual Meeting, then notice by the stockholder to be timely must be so received by the Corporate Secretary of the Company not earlier than the close of business on the 120th day prior to such Annual Meeting and not later than the close of business on the later of (i) the 90th day prior to such Annual Meeting and (ii) the 10th day following the day on which Public Announcement (as defined below) of the date of such Annual Meeting is first made. That notice must state the information required by Section 2.4 of the Company’s Bylaws, and otherwise must comply with applicable federal and state law. The Corporate Secretary of the Company will provide a copy of the Bylaws upon request in writing from a stockholder.  “Public Announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or any successor thereto.

Communications with the Board

The Board believes that management speaks for the Company. Individual Board members may, from time to time, communicate with various constituencies that are involved with the Company, but it is expected that Board members would do this with knowledge of management and, in most instances, only at the request of management.

In cases where stockholders and other interested parties wish to communicate directly with our non-management directors, messages can be sent to our Corporate Secretary, at Inogen, Inc., 301 Coromar Drive, Goleta, California 93117, Attn: Corporate Secretary. Our Corporate Secretary monitors these communications and will provide a summary of all received messages to the Board at each regularly scheduled meeting of the Board. Our Board generally meets on a quarterly basis. Where the nature of a communication warrants, our Corporate Secretary may determine, in his or her judgment, to obtain the more immediate attention of the appropriate committee of the Board or non-management director, of independent advisors or of Company management, as our Corporate Secretary considers appropriate.

Our Corporate Secretary may decide in the exercise of his or her judgment whether a response to any stockholder or interested party communication is necessary.

This procedure for stockholder and other interested party communications with the non-management directors is administered by the Company’s Nominating and Governance Committee. This procedure does not apply to

(a) communications to non-management directors from officers or directors of the Company who are stockholders, (b) stockholder proposals submitted pursuant to Rule 14a-8 under the Securities and Exchange Act of 1934, as amended, or (c) communications to the Audit Committee pursuant to the Complaint Procedures for Accounting and Auditing Matters.

Corporate Governance Principles and Code of Ethics and Conduct

Our Board has adopted Corporate Governance Principles. These principles address items such as the qualifications and responsibilities of our directors and director candidates and corporate governance policies and standards applicable to us in general. In March 2020, the Board updated our Corporate Governance Principles to incorporate a policy that the positions of Chairman and CEO must be held by separate persons and the Chairman must be independent as defined in the applicable NASDAQ and SEC rules. In addition, our Board has adopted a Code of Ethics and Conduct that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer, and other executive and senior financial officers. The full text of our Corporate Governance Principles and our Code of Ethics and Conduct is posted on our website at https://investor.inogen.com/corporate-governance/governance-documents.  We intend to post any amendments to our Code of Ethics and Conduct, and any waivers of our Code of Ethics and Conduct for directors and executive officers, on the same website.

Corporate Practices and Alignment to Create Stockholder Value

Our corporate practices are designed to align with stockholder value and long-term stockholder interests, including:

•

Investments in Human Capital and Diversity: We believe in the importance of diversity in our workplace and implement a diversity action plan annually, including pro-actively reviewing pay and demographic disparities and setting goals for the upcoming year. The Company has implemented a minimum age policy for its workers and contractors in support of child labor best practices. We also believe in the importance of community involvement and encourage and offer our employees paid time off for volunteer activities.  Additionally, we have a charitable giving committee to evaluate charitable donations.

•

Commitment to Employee Wellness: We are committed to creating a healthier and more satisfied workforce, which we believe contributes to our success. We have a comprehensive approach to wellness based on activities, such as annual biometric testing, flu shots, on-site gym equipment and wellness seminars, and an environment created in our workplace to support healthy living and promote the wellness of our employees.

•

Employee Development: We have invested in a Learning Management System to enhance training facilitation and tracking of training modules to support the development of employees throughout the organization.  During 2019, we deployed new courses and intend to expand our focus to include training modules that impact our entire workforce.

•

Commitment to Health and Safety:  Inogen produces medical oxygen concentrators that improve the freedom and independence of oxygen therapy patients worldwide that are vital to patients’ wellbeing. Our manufacturing facilities are certified to the ISO 13485 standard. We have a robust safety management program, safety training, and policies for the handling of hazardous materials to protect our employees.

Risk Management

Risk is inherent with every business, and we face a number of risks, including strategic, financial, business and operational, legal and compliance, and reputational. We have designed and implemented processes to manage risk in our operations. Management is responsible for the day-to-day management of risks the Company faces, while our Board, as a whole and assisted by its committees, has responsibility for the oversight of risk management. In its risk oversight role, our Board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are appropriate and functioning as designed.

Our Board believes that open communication between management and our Board is essential for effective risk management and oversight. Our Board meets with our Chief Executive Officer and other members of the senior management team at quarterly meetings of our Board as well as at such other times as they deem appropriate, where, among other topics, they discuss strategy and risks facing the Company.

While our Board is ultimately responsible for risk oversight, our Board committees assist our Board in fulfilling its oversight responsibilities in certain areas of risk. Our Audit Committee assists our Board in fulfilling its oversight responsibilities with respect to risk management in the areas of internal control over financial reporting and disclosure controls and procedures, legal and regulatory compliance, and discusses with management and the independent auditor guidelines and policies with respect to risk assessment and risk management. Our Audit Committee also reviews our major financial risk exposures and the steps management has taken to monitor and control these exposures. In addition, our Audit Committee monitors certain key risks on a regular basis throughout the fiscal year, such as risk associated with internal control over financial reporting and liquidity risk. Our Nominating and Governance Committee assists our Board in fulfilling its oversight responsibilities with respect to the management of risk associated with Board organization, membership and structure, ESG reporting, and corporate governance. Our Compensation Committee also oversees risks related to our compensation policies to ensure that our compensation programs do not encourage unnecessary risk-taking. Finally, our full Board reviews strategic and operational risk in the context of reports from the management team, receives reports on all significant committee activities at each regular meeting, and evaluates the risks inherent in significant transactions.

Director Compensation

In October 2019, after reviewing data regarding practices at comparable companies and in consultation with Pearl Meyer, our Board, upon recommendation of the Compensation, Nominating and Governance Committee, determined it was necessary to implement changes to our non-employee director compensation levels at the time. In making this determination, the Board and the Compensation, Nominating and Governance Committee considered the midpoint range of our compensation peer group (as described in the “Compensation Discussion and Analysis” section below) as a general guideline for the appropriate level of cash and equity compensation, but did not attempt to benchmark cash or equity compensation to any specific percentile.

Also in October 2019, our Board, upon recommendation of the Compensation, Nominating and Governance Committee, adopted Equity Ownership Guidelines, applicable to our non-employee directors who receive compensation from us, executive officers, and other senior level employees. A more detailed description of these guidelines is provided in the “Equity Ownership Guidelines” section of this proxy statement below.

Cash Compensation.  All non-employee directors were entitled to receive the following cash compensation for their services effective through September 30, 2020:

•	$45,000 per year for service as a Board Member;
•	$75,000 per year for service as Chairperson of the Board;
•	$20,000 per year for service as Chairperson of the Audit Committee;
•	$20,000 per year for service as Chairperson of the Compensation, Nominating and Governance Committee;
•	$10,000 per year for service as a member of the Audit Committee; and
•	$10,000 per year for service as a member of the Compensation, Nominating and Governance Committee.

In September 2020, our Board restructured our non-employee director compensation program to align with the new separated Compensation Committee and Nominating and Governance Committee. After reviewing data provided by our independent compensation consulting firm, Pearl Meyer, our Board revised the director compensation for non-employee directors. All non-employee directors were entitled to receive the following cash compensation for their services effective starting October 1, 2020:

•	$45,000 per year for service as a Board Member;
•	$75,000 per year for service as Chairperson of the Board;

•	$20,000 per year for service as Chairperson of the Audit Committee;
•	$15,000 per year for service as Chairperson of the Compensation Committee;
•	$10,000 per year for service as Chairperson the Nominating and Governance Committee;
•	$10,000 per year for service as a member of the Audit Committee;
•	$7,500 per year for service as a member of the Compensation Committee; and
•	$5,000 per year for service as a member of the Nominating and Governance Committee.

All cash payments to non-employee directors are paid quarterly in arrears on a pro-rata basis.

Equity Compensation.

Initial Awards: Each non-employee director who first joins us will be granted an initial award of restricted stock units (“RSUs”) covering a number of shares equal to the product of (i) the number of RSUs subject to the Annual Award (as defined below) provided to non-employee directors at the last annual meeting of stockholders preceding the date in which such person first becomes a non-employee director (the “Start Date”) multiplied by (ii) a fraction (A) the numerator of which is (x) 12 minus (y) the number of fully completed months between the date of the last annual meeting and the start date and (B) the denominator of which is 12, rounded to the nearest whole share. Each such initial award will vest on the same date as the other Annual Awards that are outstanding as of the grant date, subject to the non-employee director continuing to be a service provider through the applicable vesting date.

Annual Awards: On the date of each annual meeting of stockholders, each non-employee director will automatically be granted an award of RSUs covering a number of shares having a grant date fair value of $180,000, rounded down to the nearest whole share (the “Annual Award”). The Annual Award will vest on the earlier of (i) the one-year anniversary of the date the Annual Award is granted or (ii) the day prior to the date of the Annual Meeting following the date the Annual Award is granted, in each case, subject to the non-employee director continuing to be a service provider through the applicable vesting date.

Elections to Receive RSUs in Lieu of Cash Compensation: Each non-employee director who serves as Chairperson of our Board may elect to convert all or a portion of his or her cash compensation for service as Chairperson of our Board into an award of RSUs covering a number of shares having a grant date fair value equal to the aggregate amount of cash compensation for which the non-employee director submitted an award election, rounded down to the nearest whole share. Such award will be granted on the date of the annual meeting of stockholders and will vest quarterly in equal amounts, subject to the non-employee director continuing to be a service provider through each applicable vesting date.

All awards granted to non-employee directors of our Board are subject to 100% vesting acceleration in connection with a “change in control” pursuant to our 2014 Equity Incentive Plan (the “2014 Plan”).

The table below shows compensation earned by our non-employee directors during 2020. Directors who are also our employees receive no additional compensation for their service as a director while they are also employees. During the year ended December 31, 2020, Mr. Wilkinson, served in the role of President and Chief Executive Officer and therefore is treated as a NEO. The following table excludes Mr. Wilkinson as his compensation is set forth in the “2020 Summary Compensation Table” below.

2020 Director Compensation Table

	Cash	Stock
	Compensation	Awards
Name	($)(1)	($)(2)	Total ($)
Heath Lukatch, Ph.D.(3)	129,375	179,966	309,341
R. Scott Greer(4)	65,000	179,966	244,966
Benjamin Anderson-Ray(5)	57,500	179,966	237,466
Loren McFarland(6)	55,000	179,966	234,966
Heather Rider(7)	65,000	179,966	244,966
Raymond Huggenberger(8)	45,000	179,966	224,966
Kristen Miranda(9)	—	—	—
Scott Beardsley (10)	—	—	—

(1)	Cash compensation earned for Board and committee membership is discussed in the “Cash Compensation” sections above.
(2)

Represents the aggregate grant date fair value as computed in accordance with ASC Topic 718. See the notes to our audited financial statements included in our Annual Report on Form 10-K for fiscal year 2020 filed with the SEC on February 24, 2021 for a discussion of assumptions made in determining the grant date fair value and compensation expense of our stock awards.

(3)	As of December 31, 2020, Dr. Lukatch had outstanding options to purchase a total of 32,329 shares of our common stock and 4,540 shares issuable upon vesting of time-based RSUs.
(4)	As of December 31, 2020, Mr. Greer had outstanding options to purchase a total of 30,000 shares of our common stock and 4,540 shares issuable upon vesting of time-based RSUs.
(5)	As of December 31, 2020, Mr. Anderson-Ray had outstanding options to purchase a total of 26,000 shares of our common stock and 4,540 shares issuable upon vesting of time-based RSUs.
(6)	As of December 31, 2020, Mr. McFarland had outstanding options to purchase a total of 45,414 shares of our common stock and 4,540 shares issuable upon vesting of time-based RSUs.
(7)	As of December 31, 2020, Ms. Rider had outstanding options to purchase a total of 22,500 shares of our common stock and 4,540 shares issuable upon vesting of time-based RSUs.
(8)	As of December 31, 2020, Mr. Huggenberger had outstanding options to purchase a total of 109,207 shares of our common stock and 4,540 shares issuable upon vesting of time-based RSUs.
(9)	Ms. Miranda joined the Board in March 2021.
(10)

Mr. Beardsley resigned from the Board effective February 12, 2021.  Mr. Beardsley had no outstanding options or shares issuable upon vesting of time-based RSUs as of December 31, 2020. Furthermore, during the term of Mr. Beardsley’s service on the Board, he agreed to waive any right to compensation for service on the Board or any committee thereof.

See “Executive Compensation” for information about the compensation of directors who also were NEOs during 2020.

Equity Ownership Guidelines

In addition, we maintain equity ownership guidelines to further align interests of directors and executives with those of our stockholders.   The guideline level for non-employee directors is 3x the annual cash retainer for Board service.  A more detailed description of these guidelines is provided in the “Equity Ownership Guidelines” section of this proxy statement below.   As of December 31, 2020, the respective ownership levels of all of our non-employee directors exceeded the current guidelines.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

Our Board is currently composed of eight members. In accordance with our certificate of incorporation, our Board is divided into three classes with staggered three-year terms. At the Annual Meeting, three Class I directors will be elected for a three-year term to succeed the same class whose term is then expiring.

Each director’s term continues until the election and qualification of such director’s successor, or such director’s earlier death, resignation, or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. This classification of our Board may have the effect of delaying or preventing changes in control of our Company.

Nominees

Our Nominating and Governance Committee has recommended, and our Board has approved, Mr. Greer, Ms. Rider and Ms. Miranda as nominees for election as Class I directors at the Annual Meeting. If elected, each of Mr. Greer, Ms. Rider and Ms. Miranda will serve as Class I directors until the 2024 Annual Meeting of Stockholders or until their successors are duly elected and qualified. Each of the nominees is currently a director of our Company. For information concerning the nominees, please see the section titled “Board of Directors and Corporate Governance.”

If you are a stockholder of record and you sign your proxy card or vote over the Internet or by telephone but do not give instructions with respect to the voting of directors, your shares will be voted FOR the election of Mr. Greer, Ms. Rider and Ms. Miranda. We expect that Mr. Greer, Ms. Rider and Ms. Miranda will accept such nomination. However, in the event that a director nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by our Board to fill such vacancy. If you are a beneficial owner of shares of our common stock and you do not give voting instructions to your broker, bank or other nominee, then your broker, bank or other nominee will leave your shares unvoted on this matter.

Vote Required

The election of Class I directors requires a plurality of the shares of common stock present virtually in person or represented by proxy at the Annual Meeting and entitled to vote thereon to be approved.  Broker non-votes will have no effect on this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” the election of each of the THREE directors nominated by our board of directors and named in this proxy statement as Class I directors to serve for a three-year term.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed Deloitte & Touche LLP to audit the financial statements of our company for the fiscal year ending December 31, 2021 and recommends that stockholders vote in favor of the ratification of such appointment. During the year ended December 31, 2020, Deloitte & Touche LLP served as our independent registered public accounting firm.

At the Annual Meeting, stockholders are being asked to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2021. Stockholder ratification of the appointment of Deloitte & Touche LLP is not required by our bylaws or other applicable legal requirements.  However, our Board is submitting the appointment of Deloitte & Touche LLP to our stockholders for ratification as a matter of good corporate governance. In the event that this appointment is not ratified by the affirmative vote of a majority of the shares of common stock present virtually in person or represented by proxy at the Annual Meeting and entitled to vote, such appointment will be reconsidered by our Audit Committee. Even if the appointment is ratified, our Audit Committee, in its sole discretion, may appoint another independent registered public accounting firm at any time during our fiscal year ending December 31, 2021 if our Audit Committee believes that such a change would be in the best interests of Inogen and its stockholders. A representative of Deloitte & Touche LLP is expected to be present virtually at the Annual Meeting, will have an opportunity to make a statement if he or she wishes to do so, and is expected to be available to respond to appropriate questions from stockholders.

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents fees for professional audit services and other services rendered to us by Deloitte & Touche LLP for our fiscal years ended December 31, 2020 and 2019, respectively.

	2020	2019
Audit fees(1)	$878,000	$1,076,000
Audit-related fees(2)	—	—
Tax fees(3)	95,000	39,000
All other fees(4)	—	—
Total fees	$973,000	$1,115,000

(1)

“Audit fees” for 2020 and 2019 consist of fees billed by Deloitte & Touche LLP in connection with the audit of our annual financial statements and review of our quarterly financial statements for 2020 and 2019 by Deloitte & Touche LLP.

(2)

“Audit-related fees” consist of fees billed for professional services for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.”

(3)	“Tax fees” consist of fees billed for professional services rendered by Deloitte & Touche LLP for tax compliance, tax advice and tax planning.
(4)

“All other fees” consist of fees billed for services other than the services reported in Audit fees, Audit-related fees, and Tax fees.  Deloitte & Touche LLP did not bill us for any such services for each of the last two fiscal years.

Auditor Independence

In 2020, there were no other professional services provided by Deloitte & Touche LLP that would have required our Audit Committee to consider their compatibility with maintaining the independence of Deloitte & Touche LLP.

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Our Audit Committee has established a policy governing our use of the services of our independent registered public accounting firm. Under the policy, our Audit Committee is required to pre-approve all audit and permissible non‑audit services performed by our independent registered public accounting firm in order to ensure that the provision of such services does not impair such accounting firm’s independence. All fees paid to Deloitte & Touche LLP for our fiscal years ended December 31, 2020 and 2019 were pre-approved by our Audit Committee.

Vote Required

The ratification of the appointment of Deloitte & Touche LLP requires the affirmative vote of a majority of the shares of our common stock present virtually in person or represented by proxy at the Annual Meeting and entitled to vote thereon.  Abstentions will have the effect of a vote AGAINST the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE
RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2021.

PROPOSAL NO. 3

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables stockholders to approve, on an advisory or non-binding basis, the compensation of our NEOs as disclosed pursuant to Section 14A of the Exchange Act. This proposal, commonly known as a “Say-on-Pay” proposal, gives our stockholders the opportunity to express their views on our NEOs compensation as a whole. This vote is not intended to address any specific item of compensation or any specific NEO, but rather the overall compensation of all of our NEO, and the philosophy, policies and practices described in this proxy statement.

The Say-on-Pay vote is advisory, and therefore is not binding on us, the Compensation Committee or our Board. The Say-on-Pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices, which the Compensation Committee will be able to consider when determining executive compensation for the remainder of the current fiscal year and beyond. Our Board and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the NEO compensation as disclosed in this proxy statement, we will endeavor to communicate with stockholders to better understand the concerns that influenced the vote, consider our stockholders’ concerns and the Compensation, Committee will evaluate whether any actions are necessary to address those concerns.

We believe that the information provided in the “Executive Compensation” section of this proxy statement, including the information discussed in “Compensation Discussion and Analysis—Executive Compensation Philosophy and Program Design” beginning on page 31 below, particularly the continued use of performance-based awards in our equity plan, demonstrates that our executive compensation program is designed appropriately and is working to ensure management’s interests are aligned with our stockholders’ interests to support long-term value creation. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation paid to the NEOs, as disclosed in the proxy statement for the 2021 Annual Meeting pursuant to the compensation disclosure rules of the SEC, including the compensation discussion and analysis, compensation tables and narrative discussion, and other related disclosure.”

Vote Required

Approval of NEO compensation requires the affirmative vote of a majority of the shares of our common stock present virtually or represented by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will have the effect of a vote AGAINST the proposal and broker non-votes will have no effect.

As an advisory vote, this proposal is non-binding. Although the vote is non-binding, our Board and our Compensation Committee value the opinions of our stockholders and will consider the outcome of the vote when making future compensation decisions for our NEOs.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL, ON AN ADVISORY BASIS, OF THE NAMED EXECUTIVE OFFICER COMPENSATION AS DESCRIBED IN THIS PROXY STATEMENT.

AUDIT COMMITTEE REPORT

The information contained in the following Audit Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Inogen, Inc., or the Company, specifically incorporates it by reference in such filing.

The primary purpose of our Audit Committee is to oversee our financial reporting process on behalf of our Board. The Audit Committee’s functions are more fully described in its charter, which is available on our website at https://investor.inogen.com/corporate-governance/governance-documents. The Audit Committee reviews and reassesses the adequacy of its charter and the Audit Committee’s performance on an annual basis.

The Audit Committee does not itself prepare financial statements or perform audits, and its members are not auditors or certifiers of our financial statements. Management has the primary responsibility for our financial statements and reporting processes, including our systems of internal controls. Our independent registered public accounting firm is responsible for performing an independent audit of our financial statements in accordance with generally accepted auditing standards and the effectiveness of our internal control over financial reporting and issuing a report thereon.

The Audit Committee also reviews the performance of our independent registered public accounting firm, Deloitte & Touche LLP in the annual audit of our financial statements and in assignments unrelated to the audit, reviews and approves the independent registered public accounting firm’s audit and non-audit fees.

The members of the Audit Committee are currently R. Scott Greer (chairperson), Benjamin Anderson-Ray and Loren McFarland. Each of the members of the Audit Committee is an independent director as currently defined in the applicable NASDAQ and SEC rules. The Board has also determined that Mr. Greer and Mr. McFarland are “audit committee financial experts” as described in applicable rules and regulations of the SEC. The Audit Committee provides our Board such information and materials as it may deem necessary to make our Board aware of financial matters requiring the attention of our Board. The Audit Committee reviews our financial disclosures and meets privately, outside the presence of our management, with our independent registered public accounting firm. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in our Annual Report with management, including a discussion of the quality and substance of the accounting principles and significant accounting policies, the reasonableness of significant judgments made in connection with the audited financial statements, and the clarity of disclosures in the financial statements. The Audit Committee reports on these meetings to our Board.

The Audit Committee has reviewed and discussed the Company’s audited financial statements with management and Deloitte & Touche LLP, the Company’s independent registered public accounting firm. The Audit Committee has discussed with Deloitte & Touche LLP the matters required to be discussed by Auditing Standard No. 1301, “Communications with Audit Committees” issued by the Public Company Accounting Oversight Board (“PCAOB”).

The Audit Committee has received and reviewed the written disclosures and the letter from Deloitte & Touche LLP required by the applicable requirements of the PCAOB regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence, and has discussed with Deloitte & Touche LLP its tenure and independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the Company’s Audited Financial Statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 for filing with the SEC. The Audit Committee also has selected Deloitte & Touche LLP as the independent registered public accounting firm for fiscal year 2021. The Board recommends that stockholders ratify this selection at the Annual Meeting.

Respectfully submitted by the members of the Audit Committee of the Board of Directors:

R. Scott Greer (Chairperson)

Benjamin Anderson-Ray

Loren McFarland

EXECUTIVE OFFICERS

The following table identifies certain information about our executive officers as of March 12, 2021.  Each executive officer serves at the discretion of our Board and holds office until his or her successor is duly elected and qualified or until his or her earlier resignation or removal.  There are no family relationships among any of our directors or executive officers.

Name	Age	Position(s)
Nabil Shabshab	55	Chief Executive Officer, President and Director
Alison Bauerlein	39	Executive Vice President, Finance and Chief Financial
		Officer, Corporate Secretary and Corporate Treasurer
Byron Myers	41	Executive Vice President, Marketing
Arron Retterer	51	Executive Vice President, Sales
Bart Sanford	55	Executive Vice President, Operations
Brenton Taylor	39	Executive Vice President, Engineering

Nabil Shabshab has served as our Chief Executive Officer, President and a member of our Board since February 2021. Prior to joining Inogen, Mr. Shabshab served as Worldwide President of Diabetes Care and Digital Health at Becton Dickinson and Company, a leading medical technology company, from August 2017 to February 2021.  Prior to that, since August 2011, Mr. Shabshab served as Becton Dickinson’s Chief Marketing Officer and Executive Vice President of Strategic Planning. Prior to Becton Dickinson, Mr. Shabshab served as EVP, Global Portfolio, Chief Marketing Officer and Head of RD&E of Diversey, Inc., a cleaning and sanitation solutions company from 2006 to 2010. In his previous roles Mr. Shabshab served as Principal with The Zyman Group, as Vice President, Client Solutions and Consulting with Symphony IRI, and in various sales and marketing roles in pharmaceutical and consumer goods companies including Warner Lambert / Pfizer, the Coca-Cola Company, and Fronterra. Mr. Shabshab holds an MBA from Northwestern University Kellogg School of Management and a B.S. in Computer Sciences from American Lebanese University.

Alison Bauerlein is a co-founder of Inogen and has served as our Chief Financial Officer since 2009 and Executive Vice President, Finance since March 2014. Ms. Bauerlein has also served as Corporate Secretary and Corporate Treasurer since 2002. Ms. Bauerlein previously served as our Vice President, Finance from 2008 until March 2014. Prior to serving in these positions, Ms. Bauerlein also served as Controller with our company from 2008 to 2009 and 2001 to 2004, and the Director of Financial Planning and Analysis from 2004 to 2008. Ms. Bauerlein has over 19 years of experience in treasury, finance, accounting, risk management as well as strategic and tactical cost analysis and forecasting. Ms. Bauerlein received a Bachelor of Arts degree in Economics/Mathematics with high honors from the University of California, Santa Barbara.

Byron Myers is a co-founder of Inogen and has served as our Executive Vice President, Marketing since August 2020. Previously, Mr. Myers served as our Executive Vice President, Sales and Marketing from 2017 to August 2020 and Vice President, Marketing from 2011 to 2016. In his current role, Mr. Myers leads Inogen’s Marketing and Product Management Operations. Prior to serving in these positions, Mr. Myers held various roles with our company, including: Product Manager from 2002 to 2006, Director of Marketing from 2006 to 2007 and 2008 to 2011, International Product Manager during 2007, and Director of International Product Management from 2007 to 2008. Mr. Myers received a Bachelor of Arts degree in Economics/Mathematics from the University of California, Santa Barbara and an M.B.A. from the Rady School of Management at the University of California, San Diego.

Arron Retterer has served as our Executive Vice President, Sales since August 2020.  Mr. Retterer was the Global Platform Leader for V. Mueller Surgical Instruments (Becton Dickinson) from June 2016 to October 2019. From October 2010 to May 2016, Mr. Retterer served as the National Vice President, Sales, for several medical device divisions of BD/Carefusion, including V. Mueller/Snowden-Pencer Surgical Instruments, Airlife Respiratory and Inside Sales. From August 2000 to September 2010, Mr. Retterer served in various escalating sales roles with the V. Mueller/Snowden-Pencer Surgical Instrument business. Mr. Retterer received a Master of Science degree from the University of Oregon and a Bachelor of Science degree from the University of Arizona.

Bart Sanford has served as our Executive Vice President, Operations since September 2018.  From April 2017 to September 2018, Mr. Sanford was Senior Vice President, Operations, at Cepheid Inc., a molecular diagnostics company. From October 2010 to March 2017, Mr. Sanford was Vice President, Global Operations, at Molecular Devices, LLC, a life sciences company. From January 2009 to September 2010, Mr. Sanford was a Corporate Director at Danaher Corporation, a medical device company. From March 2000 to December 2008, Mr. Sanford held various positions at Fluke Corporation, an industrial test product company, including plant manager, manufacturing manager and materials manager. Mr. Sanford received an M.B.A. from Central Michigan University and a Bachelor of Arts degree in Logistics, Materials and Supply Chain Management from Michigan State University.

Brenton Taylor is a co-founder of Inogen and has served as our Executive Vice President, Engineering since March 2014. Prior to serving in this position, Mr. Taylor served as our Vice President, Engineering from 2008 until March 2014 and as the Director of Technology with our company from 2003 to 2008. Mr. Taylor is listed as an inventor on 33 of the Company’s issued U.S. patents related to portable oxygen concentrator development. Mr. Taylor received a Bachelor of Science degree in Microbiology from the University of California, Santa Barbara.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes the principles underlying the material components of our executive compensation program for our executive officers, including the NEOs, in the “Summary Compensation Table.” We also provide an overview of the overall objectives of the program and the factors relevant to an analysis of these policies and decisions and how we use our executive compensation program to drive our performance.

Our NEOs for 2020 were:

•	Scott Wilkinson, our former Chief Executive Officer and President, and former Director*
•	Alison Bauerlein, Executive Vice President, Finance and Chief Financial Officer, Corporate Secretary and Corporate Treasurer
•	Byron Myers, Executive Vice President, Marketing
•	Arron Retterer, Executive Vice President, Sales
•	Bart Sanford, Executive Vice President, Operations

2021 Management Changes*

On January 22, 2021, our Board appointed Nabil Shabshab to serve as our President and Chief Executive Officer, effective February 8, 2021.  In addition, on January 22, 2021, our Board, upon the recommendation of the Nominating and Governance Committee, appointed Mr. Shabshab to serve as a member of our Board, effective February 8, 2021.  Mr. Shabshab succeeded Mr. Wilkinson, who previously announced that he was retiring from the positions of President, CEO, and as a director.  Mr. Wilkinson’s retirement as an officer and director of the Company became effective February 8, 2021.  In connection with these changes, each of Mr. Shabshab and Mr. Wilkinson entered into an agreement with us, which agreement is described in the “Employment Agreements and Potential Payments Upon Termination or Upon Change in Control” section below.

Executive Summary

  Covid-19 Impact on Business and Compensation

We had multiple challenges in 2020 due to the COVID-19 pandemic that had a significant impact on our company, primarily due to a significant reduction in patient travel and activity outside of the home, reduced consumer confidence and physicians limiting patient interactions. However, we believe we adjusted our operations appropriately to balance minimizing operating losses through operating expense efficiency, while also investing in key areas of the business that we believe are important to our long-term success.

However, as a result of the impact of COVID-19, we did not achieve threshold levels of performance for key metrics in our annual cash incentive plan, or for the 2020 tranches of our performance-based equity awards.  Consistent with our pay-for-performance philosophy, no annual bonus plan payouts were made to our senior executive team for 2020, and none of the performance-based equity awards were earned or vested due to 2020 performance. While the COVID-19 pandemic was unforeseen when performance targets were put in place, the Compensation Committee determined it was appropriate to not make any adjustments to the performance targets for 2020.

We believe we are a leader in portable oxygen concentrators and that the market for our technology remains underpenetrated.

We are committed to our mission to drive freedom and independence for respiratory therapy patients through our innovative products and services. We believe we can create long-term shareholder value by focusing on increasing patient and physician awareness of our products, growing revenue, and optimizing our business in 2021 and beyond.  We maintain our belief that the need and patient preference for our best-in-class portable oxygen concentrators remains strong.

Our early 2020 executive compensation program and incentive plan targets reflected our objective of building momentum for earnings growth as we continued to utilize performance-based criteria, based on Adjusted Operating Income, in our equity compensation program for our executives so that a significant portion of an executive’s 2020 equity compensation only vests if we achieve meaningful Adjusted Operating Income targets over a multi-year period. We define “Adjusted Operating Income” for these performance targets as operating income as determined under U.S. generally accepted accounting principles (“GAAP”) but excluding the impact of (i) revenue and expenses arising from any businesses acquired following the grant date but prior to the end of the applicable performance period, and (ii) stock-based compensation expenses and stock-based compensation payroll taxes.

2020 Business Performance

As mentioned above, the COVID-19 pandemic impacted both revenue growth and profitability in 2020. As a result, we quickly shifted priorities and took multiple actions to mitigate the impact, including reduced advertising spend, increased focus on new rental setups and improved rental gross margin, and research and development investments to maintain our leadership position.  Despite these headwinds, we demonstrated liquidity and strong growth in rental revenue and rental gross margin for our stockholders in 2020 compared to 2019.  We continue to look for ways to enhance our business and create and sustain long-term value in several of our key business metrics, including additional technology investments, increased consumer and physician awareness, and expanded access to our products through our rental offerings.

Our 2020 results include:

•	Revenue of $308.5 million, a decrease of 14.8% from 2019;
•	Net loss of $5.8 million, or $0.27 per diluted share, compared to net income of $21.0 million or $0.94 per diluted share in 2019;
•

Non-GAAP adjusted earnings before interest expense, interest income, provision for incomes taxes, depreciation and amortization, change in fair value of earnout and stock-based compensation (non-GAAP Adjusted EBITDA) of $21.6 million, a decrease of 50.0% from 2019, compared to non-GAAP Adjusted EBITDA of $43.3 million in 2019; and

•	Non-GAAP Adjusted Operating Income of $4.8 million, a decrease of 86% from 2019, compared to non-GAAP Adjusted Operating Income of $34.0 million in 2019.

Please see Appendix A attached to this proxy statement for a reconciliation of non-GAAP Adjusted EBITDA and non-GAAP Adjusted Operating Income.

Overview of Executive Compensation Program

Our executive compensation program is designed to be competitive and appropriately balance our goals of attracting, motivating, rewarding, and retaining our executive officers and driving company performance. To align our executive officers’ interests with those of our stockholders and to motivate and reward individual initiative and effort, a substantial portion of each executive officer’s target annual total direct compensation opportunity (base salary, cash incentive compensation and long-term equity awards based on grant date fair value at target levels) is “at-risk,” meaning the amounts paid to each executive officer will vary based on our company performance and their contributions to that performance.

We emphasize performance-based compensation that appropriately rewards our executive officers for delivering financial, operational, and strategic results that meet or exceed pre-established annual goals through our cash executive incentive compensation plan  In 2020, we continued to place a strong emphasis on performance-based compensation by granting a portion of each executive officer’s long-term incentive compensation, such that it vests only if we achieve certain Adjusted Operating Income goals during the three one-year performance periods, and the executive continues to provide services to us. The continued use of performance-based equity awards is intended to enhance the alignment between the interests of our executives and stockholders and provide incentives for our executives to drive long-term company growth and stockholder value.

As illustrated by the charts below, for 2020, performance-based compensation opportunities, consisting of performance-based RSUs and target annual cash incentive compensation, made up a significant portion of the total annual direct compensation paid to our executive officers: 48% for Mr. Wilkinson and 32% for our NEOs (other than Messrs. Wilkinson and Retterer). For the NEOs (other than Messrs. Wilkinson and Retterer), each NEOs percentages were separately calculated, and the percentages shown in the chart represent the average of the corresponding percentages for these NEOs.

The percentages above were calculated using base salary as reported in the Summary Compensation Table and target cash incentive compensation and the grant date fair value of long-term equity awards, all as reported in the Grants of Plan-Based Awards Table.

2020 Executive Compensation Highlights

Consistent with our pay-for-performance philosophy, we took the following actions during 2020 with respect to NEO compensation.

•

Total Target Annual Compensation Mix: Approximately 48% of our CEO’s and 32% of our other NEOs target annual total direct compensation (base salary, target cash incentive and long-term equity awards based on grant date fair value), in the aggregate, is in the form of variable, at-risk compensation (target cash incentive and performance-based long-term equity awards);
•

No Annual Cash Incentive Payments: In the first quarter of 2020, we established annual cash incentive opportunities to reflect competitive market conditions and overall strong performance and aimed our 2020 cash incentive compensation plan to focus 50% on Revenue and 50% on Adjusted EBITDA, two key measurements of our growth and profitability, as the criteria for payment of cash incentives to the NEOs.

In 2020, we did not achieve our threshold of Revenue or Adjusted EBITDA targets; as a result, we did not pay annual cash bonuses to our NEOs under the 2020 Incentive Plan (as defined below).

•

Performance-Based and Time-Based Full Value Awards: Granted long-term incentive compensation opportunities in the form of full value awards - RSUs. These equity awards are subject to performance- and/or time-based vesting requirements and are intended to further align our executives’ interests with those of our stockholders.

In 2020, we did not achieve our threshold Adjusted Operating Income goals; as a result, the 2020 tranches of our performance-based awards were forfeited in their entirety.

•

2020 “Say-on-Pay” Advisory Vote to Approve Executive Compensation: At last year’s annual meeting of stockholders held in May 2020, approximately 99.4% of the votes cast on our say-on-pay proposal (excluding broker non-votes and abstentions) were cast in favor of the compensation of the NEOs on an advisory basis. In 2020, the Compensation Committee and the former Compensation, Nominating and Governance Committee considered the results of the “say-on-pay” vote as one factor when making its executive compensation decisions during 2020, including continuing to grant performance-based equity awards in order to remain market competitive and promote further alignment between the interests of our executives and our stockholders. Due to the continued strong support we received from our stockholders, we retained our general approach and philosophy to executive compensation in 2020.

Executive Compensation Governance Highlights

We maintain sound governance standards consistent with our executive compensation policies and practices and we seek to adhere to the best practices for compensation and corporate governance purposes. The Compensation Committee and in certain cases, the independent members of our Board, evaluate our executive compensation program regularly to ensure that it supports our short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent as well as protect our stockholders’ interests. These policies and practices were in effect during 2020:

Compensation Governance

✓

Independent Compensation Committee and Board Approval. The Compensation Committee is comprised solely of independent directors. In addition, certain executive compensation decisions at the Board level are made by independent directors;

✓

Independent Compensation Committee Advisor. The Compensation Committee engaged its own independent compensation consultant to assist with its compensation review for 2020. This consultant performed no other services for us;

✓	Annual Executive Compensation Review. The Compensation Committee conducts an annual review and approval of our compensation strategy; and
✓	Equity Ownership Guidelines. The Board has adopted Equity Ownership Guidelines applicable to our directors, Chief Executive Officer and Executive Officers.

Executive Compensation Policies and Practices

Our compensation philosophy and related corporate governance policies and practices are complemented by several specific compensation practices designed to align our executive compensation with long-term stockholder interests, including:

✓

Compensation At-Risk. Our executive compensation program is designed so a significant portion of compensation is “at risk” based on our performance through our short-term cash and long-term equity incentive compensation opportunities;

✓	No Tax Reimbursements on Severance or Change in Control Payments. We do not provide any tax reimbursement payments (including “gross-ups”) on any severance or change-in-control payments or benefits;
✓

No Special Retirement Plans. We do not offer, nor do we have plans to provide, pension arrangements, retirement plans or nonqualified deferred compensation plans or arrangements exclusively to our executive officers;

✓	No Special Health or Welfare Benefits. Our executive officers participate in the same company-sponsored health and welfare benefits programs as our other full-time, salaried employees;
✓	Hedging and Pledging Prohibited. We prohibit our employees, including our NEOs and directors, from pledging our securities or engaging in hedging transactions;
✓

Multi-Year Vesting Requirements. The long-term equity awards granted to our NEO’s generally vest over three one-year performance periods with respect to performance-based awards or a four-year period with respect to time-based awards, consistent with current market practice and our retention objectives, except in circumstances where necessary to retain or recruit executives; and

✓

Compensation Recoupment Policy. The Board has implemented a Compensation Recoupment Policy applicable to our executive officers that provides for the potential recovery of incentive compensation in the event of a financial restatement under certain circumstances.

Executive Compensation Philosophy and Program Design

Overview

The goals of our executive compensation program are to attract, retain, motivate and reward executive officers who contribute to our success and to incentivize these executives to achieve our short-term and long-term business objectives in order to increase long-term value and increase stockholder returns. This program combines competitive cash and equity awards in the forms and proportions that we believe will motivate our executive officers to increase stockholder value over the long term.

Our executive compensation program is designed to achieve the following specific objectives:

•	align the interests of our executive officers with both short-term and long-term stockholders’ interests; and
•	establish a direct link between our financial and operational results and strategic objectives and the compensation of our executive officers.

Executive Compensation Program Framework

For 2020, the principal elements of our executive compensation program are summarized in the following table and described in detail in “Executive Compensation Components” below.

Compensation Element	Description and Purpose	Key Features
Base Salary (fixed cash)	To provide a competitive fixed level of cash compensation that reflects fulfillment of day-to-day responsibilities, skills and experience.

Annual adjustments are based on both qualitative and quantitative factors such as: job level, responsibilities and prior experience and expertise, individual performance, future potential and competitive market practice and internal equity.

Reviewed annually for market competitiveness.

Annual Cash Incentive (at-risk cash)

To incentivize and reward contributions of executive officers in achieving strong financial, operating and strategic objectives during the fiscal year by meeting or exceeding the established goals.

To ensure a strong pay-for-performance culture, as payouts are based on performance achieved relative to goals and are not guaranteed.

Payouts are based on a pre-determined formula that, in 2020, included achievement of specified Revenue and Adjusted EBITDA targets, as determined by the Compensation Committee or the independent members of the Board.

Target incentive opportunities are typically set annually at market competitive levels.

Performance goals are set and approved by the Compensation Committee or the independent members of the Board in the first quarter of each year. Incentive payouts are capped at 200% of target.

Long-term Equity Incentive Compensation

To ensure strong performance, promote retention and align our executives’ interests with stockholders’ long-term interests through incentive compensation linked to our long-term financial and company stock price performance.

All equity compensation is denominated in, and valued based on the trading price of shares of Inogen stock.

Equity awards are typically granted annually using a value-based approach of granting full value awards (RSUs) to our executive officers. These awards are subject to a mix of time- or performance-based vesting conditions over a multi-year period.

The value of the annual equity grants to each of our NEOs is established by the Compensation Committee or the independent members of the Board after reviewing such factors as the competitive levels at our compensation peer companies, and to recognize our outstanding performance and our executive officers’ contributions to that performance.

We also offer our executive officers the opportunity to participate in our 401(k) plan, health care insurance, flexible spending accounts, employee stock purchase plan and certain other benefits available generally to all of our full-time employees.

Governance of Executive Compensation Program

Role of Our Compensation Committee and our Board

Our Compensation Committee, which operates under a written charter adopted by the Board, is primarily responsible for reviewing and approving or recommending to the Board the compensation arrangements for our executive officers. In carrying out these responsibilities, the Compensation Committee reviews all components of executive officer and director compensation for consistency with our compensation philosophy as in effect. The Compensation Committee’s review of the base salary levels, annual cash incentive compensation opportunities, and long-term equity incentive compensation opportunities of our executive officers, including the NEOs, generally occurs around the beginning of the year, or more frequently as warranted. To date, our Compensation Committee has not established any formal policies or guidelines for allocating compensation between short-term and long-term compensation, between cash and non-cash compensation, or among different forms of non-cash compensation. However, as described above, our Compensation Committee seeks to provide a significant portion of our executive officer compensation in the form of variable, at-risk pay.

Our Compensation Committee or the independent members of the Board approve executive compensation decisions after taking into account these recommendations and such other factors as they deem relevant and as further described below. Typically, executive compensation adjustments to cash compensation are effective in the first quarter of the year.

Role of Our Executive Officers

In connection with its review and approval or recommendations, our Compensation Committee considers the recommendations of our Chief Executive Officer regarding the compensation of our executive officers who report directly to him. These recommendations generally include annual adjustments to compensation levels and an assessment of each executive officer’s overall individual contribution, scope of responsibilities and level of experience. While our Compensation Committee retains discretion to set executive officer compensation, it gives considerable weight to our Chief Executive Officer recommendations because of his direct knowledge of each executive officer’s performance and contribution to our business.

No other executive officer participates in the determination or recommendation of the amount or form of executive officer compensation, but our Board or our Compensation Committee may discuss with our Chief Executive Officer or Chief Financial Officer our financial, operating and strategic business objectives, incentive targets or performance goals. The Board or the Compensation Committee reviews and determines the appropriateness of the financial measures and performance goals, as well as assesses the degree of difficulty in achieving specific incentive targets and performance goals.

Role of Compensation Consultant

The Compensation Committee engages an independent compensation consultant to assist it by providing information, analysis, and other advice relating to our executive compensation program and the decisions resulting from its executive compensation review. In 2020, the Compensation Committee retained Pearl Meyer to serve as its independent executive compensation consultant and review the competitiveness of our compensation program for our senior executive officers and non-employee directors. Pearl Meyer also advises the Compensation Committee regarding various other executive and director compensation issues as requested.

No member of our management team participated in the Compensation Committee’s decision to retain Pearl Meyer. Pearl Meyer reports directly to the Compensation Committee, and the Compensation Committee may replace Pearl Meyer or hire additional consultants at any time. Pearl Meyer attends meetings of the Compensation Committee, as requested, and communicates with the Compensation Committee Chairperson between meetings; however, the Compensation Committee, or the independent members of the Board, make all decisions regarding the compensation of our executives.

Pearl Meyer provides various compensation consulting services to the Compensation Committee with respect to our executives and other key employees pursuant to a written consulting agreement with the Compensation Committee. The services Pearl Meyer provides under the agreement include advising the Compensation Committee on the principal aspects of the Company’s executive compensation program including evolving best practices and providing market information and analysis regarding the competitiveness of the Company’s executive compensation program design.

Competitive Positioning

In 2019, the Compensation Committee approved a group of peer group companies (the “Compensation Peer Group”).  The Compensation Peer Group included similarly-situated medical device and diagnostic companies that were identified by Pearl Meyer as companies with similar financial and growth characteristics and as competitors for executive talent based generally on the following criteria:

•	Had revenue for the trailing 12 months of $200 million to $1 billion;
•	Had a one-year revenue growth rate greater than or equal to 10%;
•	Had a three-year compound annual revenue growth rate greater than or equal to 10%;
•	Had positive EBITDA for the trailing 12 months;
•	Had market capitalization of $500 million to $4 billion; and
•	Was in the healthcare equipment or supplies industry, which includes medical device companies.

The updated Compensation Peer Group consisted of 17 companies that met the industry criteria, at least three of the five financial criteria, and had either a one-year revenue growth rate or a three-year compound annual revenue growth rate greater than or equal to 10%. The following companies comprised the Compensation Peer Group used to set compensation for 2019 and 2020:

AtriCure, Inc	Merit Medical Systems, Inc.
Cantel Medical Corporation	Natus Medical Inc.
Cardiovascular Systems Inc.	Nevro Corporation
CryoLife, Inc.	Penumbra, Inc.
Glaukos Corporation	Quidel Corporation
Globus Medical, Inc.	Tactile Systems Technology, Inc.
Insulet Corporation	Tandem Diabetes Care, Inc.
Intersect ENT, Inc.	Wright Medical Group N.V.
iRhythm Technologies, Inc.

Certain information regarding the size and value of the Compensation Peer Group companies relative to us is set forth below (based on estimated information in June 2019).

	Compensation Peer Group
		Range
(In millions)	Inogen	Low	High	Median
Revenue(1)	$369	$110	$918	$382
Market Capitalization	1,484	778	6,975	2,235
EBITDA(2)	45	(64)	213	33

(1)	Based on a twelve-month trailing at the time of the report.
(2)	Represents earnings before interest, taxes, depreciation and amortization based on a twelve-month trailing at the time of the report.

The compensation surveys used by Pearl Meyer in developing its market consensus were: Towers Watson – 2018 Top Management Compensation Survey (all industries), Pearl Meyer & Partners – 2018 Executive and Senior Management Survey (technology industry), and confidential surveys. For its analysis, Pearl Meyer emphasized data for companies within a revenue range comparable to our company.

In making its 2020 compensation decisions, the Compensation Committee evaluated the target annual total direct compensation (annual base salary, annual cash incentives and long-term equity incentive) for each of our executive officers, including our NEOs. In determining its recommendations for the Board on executive compensation, the Compensation Committee reviewed the market consensus data provided by Pearl Meyer.  The Compensation Committee reviewed the market consensus data for each executive officer’s base salary and annual target cash incentive and for each executive officer’s long-term equity incentives but did not attempt to benchmark to any specific percentile. In conducting its evaluation, the Compensation Committee also considered, among other factors, company performance, each element of compensation, the compensation package as a whole, each executive officer’s past and expected future contribution to our business and our financial performance, and internal pay equity based on the impact on the business and performance, and retention.

We believe that this design allows us to meet the objectives of our executive compensation program, including attracting and retaining talented executives, while retaining flexibility to tailor compensation based on individual circumstances.

In August 2020, the Compensation Committee updated our Compensation Peer Group for merger and acquisition activity and changes in company size and included similarly-situated medical device and diagnostic companies that were identified by Pearl Meyer as companies with similar financial and growth characteristics and as competitors for executive talent based generally on the following criteria:

•	Had revenue for the trailing 12 months of $150 million to $1 billion;
•	Had market capitalization of $300 million to $4 billion; and
•	Was in the healthcare equipment or supplies industry, which includes medical device companies

The updated Compensation Peer Group consisted of 17 companies that meet the industry criteria and financial criteria. The following companies comprised the Compensation Peer Group plan to be used to set compensation for 2021:

AtriCure, Inc	iRhythm Technologies, Inc.
Cantel Medical Corporation	Merit Medical Systems, Inc.
Cardiovascular Systems Inc.	Natus Medical Inc.
CONMED Corporation	Nevro Corporation
CryoLife, Inc.	OraSure Technologies, Inc.
Glaukos Corporation	Orthofix Medical, Inc.
Globus Medical, Inc.	Tactile Systems Technology, Inc.
Intersect ENT, Inc.	Wright Medical Group N.V.
Invacare Corporation

Certain information regarding the size and value of the Compensation Peer Group companies relative to us is set forth below (based on estimated information at the time of review in August 2020).

	Compensation Peer Group
		Range
(In millions)	Inogen	Low	High	Median
Revenue(1)	$331	$109	$995	$390
Market Capitalization	706	245	5,286	1,819
EBITDA(2)	16	(80)	174	21

(1)	Based on a twelve-month trailing at the time of the report.
(2)	Represents earnings before interest, taxes, depreciation and amortization based on a twelve-month trailing at the time of the report.

Executive Compensation Elements and Corporate Performance Measure

Base Salary

We provide an annual base salary to each of our executive officers, including our NEOs, to compensate them for services rendered during the year. Salaries are reviewed annually by the Compensation Committee or, at the request of the committee, the independent members of our Board, and adjusted for the ensuing year based on (i) both qualitative and quantitative factors such as company performance, job level, responsibilities and prior experience and expertise, individual performance, and future potential, (ii) internal review of the executive officer’s total compensation, individually and relative to our other executive officers with similar levels of responsibility within our organization and (iii) an evaluation of the compensation levels of similarly-situated executive officers in our Compensation Peer Group and in our industry generally.

Mr. Retterer’s base salary was established through arms’ length negotiation in connection with his hire in 2020.

In setting our other NEO’s’ base salaries for 2020, we considered the recommendations of the Chief Executive Officer regarding the compensation of each of the NEOs who reported directly to him, the NEOs role and responsibilities within the Company, and such other factors described above.  We also consider the midpoint range as a general guideline for the appropriate level of base salaries but do not attempt to benchmark base salary to any specific percentile.  We believe that this approach to setting base salary levels allows us to be competitive, while retaining flexibility to tailor compensation based on individual circumstances.  No changes were made to the base salaries of these NEOs in 2020.

The 2020 base salaries for our NEOs were as follows:

	2019	2020
Name	Base Salary	Base Salary	% Increase
Scott Wilkinson	$525,000	$525,000	0.0%
Alison Bauerlein	367,000	367,000	0.0%
Byron Myers	350,000	350,000	0.0%
Arron Retterer (1)	-	340,000	0.0%
Bart Sanford	325,000	325,000	0.0%

(1)	Mr. Retterer’s base salary was effective on his date of hire on August 17, 2020.

Cash Incentive Compensation

Overview of 2020 Incentive Plan.  We maintained a cash executive incentive compensation plan for 2020 (the “2020 Incentive Plan”) for our eligible, non-commissioned employees, including our executive officers.

The 2020 Incentive Plan was designed to increase stockholder value and our success by motivating our employees, including our participating NEOs, to perform to the best of their abilities and achieve our objectives.  The Compensation Committee determined the performance goals applicable to target awards under the 2020 Incentive Plan.

Target Cash Incentive Opportunities.  Each of our executive officers, including each of our NEOs, Officers, was assigned a target annual incentive compensation opportunity under the 2020 Incentive Plan, which was calculated as a percentage of his or her annual base salary as of the end of 2020. No changes were made to the target bonus percentages of any of our NEOs in 2020.

The annual cash incentive compensation opportunities of the NEOs for fiscal 2020 were:

	2020 Target Annual Cash Incentive Compensation Opportunity (as a percentage of base salary)	2020 Target Annual Cash Incentive Compensation Opportunity	2020 Maximum Annual Cash Incentive Compensation Opportunity	2020 Actual Annual Cash Incentive Compensation
Name	(%)	($)(1)	($)(2)	($)(3)
Scott Wilkinson	70.0%	$367,500	$735,000	$—
Alison Bauerlein	40.0%	146,800	293,600	—
Byron Myers	40.0%	140,000	280,000	—
Arron Retterer	40.0%	50,535	101,071	—
Bart Sanford	40.0%	130,000	260,000	—

(1)	Based on 100% of target.
(2)	Based on 200% of target.
(3)	The amounts in this column represent the amounts actually paid to each of our NEOs under the 2020 Incentive Plan, as discussed below.

2020 Incentive Plan Performance Goals.  For fiscal 2020, we continued to measure the 2020 Incentive Plan on the corporate performance objectives of revenue (weighted 50%) and Adjusted EBITDA (weighted 50%). We use revenue and Adjusted EBITDA to provide incentives for our employees to drive both revenue and earnings growth and make adjustments to exclude certain non-cash and other expenses that are not indicative of our core operating results. The 2020 Incentive Plan funded based on our actual achievement against this metric according to the formula set forth below:

Payout Percentage (1)	Revenue Achievement Level (2) (50% weighting)	Adjusted EBITDA Achievement Level (3) (50% weighting)
0%	$361.9 Million	$43.3 Million
25%	$369.6 Million	$44.2 Million
50%	$377.2 Million	$45.2 Million
75%	$384.9 Million	$46.1 Million
100%	$392.5 Million	$47.0 Million
125%	$396.4 Million	$48.8 Million
150%	$400.2 Million	$50.6 Million
175%	$410.1 Million	$56.0 Million
200%	$420.0 Million	$61.3 Million

(1)	“Payout Percentage” refers to the percentage of target incentive payout earned at each revenue or Adjusted EBITDA achievement level indicated.
(2)

“Level” refers to the level of achievement of the target performance goal necessary to earn any incentive payout under the plan.  The revenue payout percentage (as a percent of target incentive) was determined using linear interpolation if actual results were greater than $361.9 million but less than $392.5 million for payouts up to 100% and using linear interpolation if actual results were greater than $392.5 million but less than $420.0 million for payouts up to 200%. If revenue exceeded $420.0 million, the payout percentage would have been 200%.

(3)

“Level” refers to the level of achievement of the target performance goal necessary to earn any incentive payout under the plan.  The Adjusted EBITDA payout percentage (as a percent of target incentive) was determined using linear interpolation if actual results were greater than $43.3 million but less than $47.0 million for payouts up to 100% and using linear interpolation if actual results were greater than $47.0 million but less than $61.3 million for payouts up to 200%. If Adjusted EBITDA exceeded $61.3 million, the payout percentage would have been 200%. In addition, in no event could the Adjusted EBITDA payout percentage exceed the revenue payout percentage.

The Compensation Committee reserved the right to increase, decrease, or eliminate any incentive payment that may be payable under the 2020 Incentive Plan, based on the factors it deemed relevant.

2020 Incentive Plan Achievement

Our 2020 results were Revenue of $308.5 million (resulting in a percentage achievement of 0%) and Adjusted EBITDA was $21.6 million (resulting in a percentage achievement of 0%).  Based on the 2020 results, our executive officers, including our NEOs, received no payment under the 2020 Incentive Plan. While the COVID-19 pandemic was unforeseen when performance targets were put in place, the Compensation Committee determined it was appropriate to not make any adjustments to the performance targets for 2020.

Long-Term Incentive Compensation

We believe long-term incentive compensation is an effective means for focusing our executive officers, including the NEOs, on driving improved financial performance and increased stockholder value over a multi-year period, provides a meaningful reward for long-term value creation, and motivates them to remain employed with us.

This approach aligns the contributions of our executive officers with the long-term interests of our stockholders and allows them to participate in any future appreciation in our common stock.

We determine long-term incentive compensation for our executive officers as part of our annual compensation review and after considering a competitive market analysis, the recommendations of the Chief Executive Officer (except regarding his own long-term incentive compensation), the outstanding equity holdings of each executive officer, the projected impact of the proposed awards on our earnings, our company performance and their contributions towards achieving performance, and the other factors described above. We did not benchmark long-term incentive compensation to any specific percentile.

We previously granted performance-based equity awards to our NEOs (other than Mr. Retterer) in March 2018 and March 2019.  Each of these equity awards is separated into three substantially equal tranches that vest based on our achievement against performance goals related to Adjusted Operating Income for the year the award was granted and each of the following two years.  For the tranche based on achievement of Adjusted Operating Income in 2020, the number of shares covered by the tranche is discussed below.

In February 2020, the Compensation Committee approved equity awards to our NEOs in the form of RSUs in the following amounts and on the following terms except as noted below and all were effective as of February 28, 2020 (or for Mr. Retterer’s grants shortly following his hiring date):

	RSUs
Name	Time-based	Performance-based(1)	Total Shares subject to RSUs	Equity Awards (Aggregate Grant Date Fair Value)
Scott Wilkinson	21,843	21,843	43,686	$1,999,945
Alison Bauerlein	8,737	8,737	17,474	$799,960
Byron Myers	4,368	4,368	8,736	$399,934
Arron Retterer	21,611	-	21,611	$699,980
Bart Sanford	4,368	4,368	8,736	$399,934

(1)	This column represents the performance-based RSUs granted at target levels of performance.

The time-based awards vest 25% on the first anniversary of the grant date and 1/16th vest quarterly thereafter subject to the NEO’s continued service with us.

The performance-based awards are separated into three substantially equal tranches and are earned based on our achievements against Adjusted Operating Income targets for 2020, 2021, and 2022, respectively, and each tranche vests following the end of each performance period on March 1, subject to the NEO’s continued service with us on the applicable vesting date. If, prior to the end of any performance period, there is a “change in control” (as defined in the 2014 Plan), then shares corresponding to that performance period are achieved at target and will vest as of immediately prior to such change in control.

The performance-based awards are earned based on our achievement of Adjusted Operating Income for the performance period that applies to each tranche. The Adjusted Operating Income performance measure has a sliding scale so each NEO may achieve from 0% to 150% of the target award amount. The achievement percentage for the performance-based awards is determined using a linear interpolation if actual results are greater than the minimum amount but less than 150% target.

The following table shows the 2020 actual payout level for the first, second and third tranches of the performance-based awards granted in March 2018, March 2019 and February 2020, which were based on achievement of 2020 Adjusted Operating Income. Since Adjusted Operating Income of $4.8 million was less than the threshold level of achievement for each of these tranches of these equity awards, none of the shares covered by these tranches were earned or vested.

Grant Date	Adjusted Operating Income Threshold	Adjusted Operating Income Target	Adjusted Operating Income Maximum	Adjusted Operating Income Actual
3/2/2018 (Third Tranche)	$32.7 million	$39.6 million	$45.0 million	$4.8 million
Vesting Percentage (Third Tranche)	0.0%	100.0%	150.0%	0.0%
3/1/2019 (Second Tranche)	$32.7 million	$39.6 million	$45.0 million	$4.8 million
Vesting Percentage (Second Tranche)	0.0%	100.0%	150.0%	0.0%
2/28/2020 (First Tranche)	$32.7 million	$39.6 million	$45.0 million	$4.8 million
Vesting Percentage (First Tranche)	0.0%	100.0%	150.0%	0.0%

The Adjusted Operating Income targets for the second and third performance periods of the 2020 RSUs, or 2021 and 2022, respectively, are based on Adjusted Operating Income growth percentages of 10% and 8%, respectively. Adjusted Operating Income growth for the second performance period is based on the Company’s growth in Adjusted Operating Income from 2020 to 2021 and the third performance period is based on the Company’s growth in Adjusted Operating Income from 2021 to 2022.

Retirement, Welfare and Health Benefits

Our executive officers are eligible to participate in our employee benefit programs on the same basis as our other full-time, salaried employees. We sponsor a Section 401(k) profit-sharing plan, which is intended to qualify for favorable tax treatment under Section 401(a) of the Code. All of our employees, including the NEOs, are eligible to participate on the first day of the month following the date of hire. The Section 401(k) plan includes a salary deferral arrangement under which participants may elect to defer up to 80% of their current eligible compensation not over the statutorily prescribed limit and have their compensation deferral contributed to the Section 401(k) plan. The Company began matching contributions to this plan for all eligible employees in 2017 but suspended matching contributions effective July 1, 2020 due to the financial impacts of the COVID-19 pandemic.

Our health and welfare benefits include medical, dental and vision benefits, long-term disability insurance, basic life insurance coverage, health savings accounts, and accidental death and dismemberment insurance. We design our employee benefits programs to be affordable and competitive in relation to the market, and compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon changes in applicable laws and market practices.

Perquisites and Other Personal Benefits

We do not provide perquisites or other personal benefits to our executive officers, including the NEOs, except in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment and retention purposes. During 2020, none of the NEOs received perquisites or other personal benefits for such individual with the exception of Arron Retterer, who will receive reimbursement of relocation and temporary housing expenses (with all such expenses grossed up for applicable taxes), in accordance with his employment agreement effective August 17, 2020 (including repayment provisions if his employment with us terminates sooner under certain circumstances), all as described in further detail in the “Employment Agreements and Post-Employment Compensation” section below. In addition, pursuant to the terms of his employment agreement, we agreed to pay Mr. Retterer a $5,000 bonus for miscellaneous moving expenses and a $50,000 relocation bonus.  The Compensation Committee believed that providing Mr. Retterer with these benefits was important in order to recruit Mr. Retterer from Northern California to join our company.  The actual amounts paid to Mr. Retterer in 2020 are set forth in the Summary Compensation Table below.

In the future, we may provide perquisites or other personal benefits in limited circumstances, such as those described in the preceding paragraph or those offered to Mr. Shabshab in accordance with his employment agreement, which became effective February 8, 2021. All future practices with respect to perquisites or other personal benefits for executive officers will be approved and subject to periodic review by the Compensation Committee.

Employment Agreements and Post-Employment Compensation

We have entered into written employment agreements with each of our executive officers, including the NEOs. Each of these agreements was approved by our Board or the Compensation Committee at the time of approval.

In filling each of our executive officer positions, our Board and the Compensation Committee at the time of the executive officer’s appointment recognized the need to develop competitive compensation packages to attract qualified candidates in a dynamic labor market. Our Board and the Compensation Committee at the time of appointment were sensitive to the need to integrate new executive officers into the executive compensation structure that we were seeking to develop, balancing both competitive and internal equity considerations.

In 2020, we entered into an employment agreement with Mr. Retterer in connection with his joining the company.  The employment agreement provides an initial base salary, annual cash incentive opportunity, and initial equity awards, all as described above in the “Compensation Discussion and Analysis.”  In addition, the employment agreement provides that Mr. Retterer will be eligible for annual equity awards beginning in 2021 having an expected grant date value of between $400,000 and $500,000 with vesting based on the same terms and conditions as the annual equity awards made to the Company’s similarly situated executives.  We believed that providing Mr. Retterer with an equity award commitment was important in order to recruit him to our business.

In addition, Mr. Retterer’s employment agreement also provides that we will cover costs of certain relocation and moving expenses, including reasonable moving expenses related to moving his primary residence to Goleta, California plus storage, reasonable costs for him to move himself and his spouse to the Goleta, California area, including up to two house-hunting trips to the Goleta, California, the closing costs on the purchase of a new personal home in the Goleta, California area, and reasonable temporary housing expenses for a furnished one-bedroom apartment in the Goleta,

California area, all as described in his employment agreement (including a gross up for applicable taxes).  In addition, he also received certain relocation and moving expense bonuses as described in the “Perquisites and Other Personal Benefits” section above.  If, prior to the second anniversary of his start date, his employment is terminated by us for “cause” or by him voluntarily without “good reason”, he has agreed to refund us the gross amount of all payments or reimbursements made under this paragraph within 60 days of the termination date.

For additional information on the specific terms and conditions of the employment agreements of the NEOs, see the discussion of “Employment Agreements and Potential Payments Upon Termination or Upon Change in Control” below.

In addition, the 2014 Plan provides all employees, including our NEOs with the certain vesting acceleration benefits:  in the event of an “involuntary termination” (as defined in the Plan) on or within twelve (12) months following a “change in control” (as defined in the Plan), as discussed below in the “Employment Agreements and Potential Payments Upon Termination or Upon Change in Control” section.

For the performance-based awards, if, prior to the end of any performance period, there is a “change in control” (as defined in the 2014 Plan), then shares corresponding to that performance period are achieved at target and will vest as of immediately prior to such change in control.

Having reasonable and competitive post-employment compensation arrangements in place is essential to attracting and retaining highly qualified executive officers. Our post-employment compensation arrangements are designed to provide reasonable compensation to executive officers who leave us under certain circumstances to facilitate their transition to new employment as well as to encourage such employees to ease any transition that may be required in the context of a change in control. Further, we seek to mitigate any potential employer liability and avoid future disputes or litigation by requiring a departing executive officer to sign a separation and release agreement acceptable to us as a condition to receiving post-employment compensation payments or benefits.

We do not consider specific amounts payable under these post-employment compensation arrangements when establishing annual compensation. However, we believe these arrangements are necessary to offer compensation packages that are competitive.

These arrangements align the interests of management and stockholders when considering the long-term future for the Company. The primary purpose of these arrangements is to keep our most senior executive officers focused on pursuing corporate transaction activity in the best interests of stockholders regardless of whether those transactions may cause their own job loss.

Except for the performance-based awards, all payments and benefits if a change-in-control of ours occurs are payable only if there is a subsequent qualifying loss of employment by an executive officer (a so-called “double-trigger” arrangement). We use this double-trigger arrangement to protect against losing retention power following a change in control of the Company and to avoid windfalls to the executives, both of which could occur if vesting accelerated automatically because of the transaction.

For information on the change in control severance agreements for the NEO’s, and an estimate of the potential payments and benefits payable under these agreements as of the end of fiscal 2020, see “Employment Agreements and Potential Payments Upon Termination and Upon Termination Following a Change in Control” below.

Other Compensation Policies and Practices

Compensation Recoupment Policy

We maintain a policy to recover annual or long-term incentive compensation provided to current and former executive officers in the event that we are required to file a restatement of our audited financial statements with the SEC and the executive officer receives incentive compensation (within 3 years before the date we announce the restatement)

based on materially inaccurate financial and operating measure. The policy applies to any current and former executive officer who receives a cash or equity incentive award on or after the effective date of the policy.  The Compensation Committee administers the policy.

Equity Ownership Guidelines

We maintain equity ownership guidelines to further align interests of directors and executives with those of our stockholders.  Each of our directors who receive compensation from us and each of our NEOs shall comply with the minimum ownership levels and timing of compliance outlined in the equity ownership guidelines. The following are the guideline levels:

•	Non-employee director: 3x the annual cash retainer for Board service
•	CEO: 4x his/her annual base salary
•	Executive Vice Presidents: 2x his/her annual base salary

If a director who receives compensation from us or NEO fails to reach, or falls below, the minimum ownership level set forth in the equity ownership guidelines, he or she may be required to retain 100% of any net shares derived from vested awards under our equity incentive plans until his or her minimum ownership level is met or, if necessary, to retain the minimum ownership level.

The individuals subject to these guidelines will have until the later of the fifth anniversary of the effective date of the guidelines or, if applicable, five years after the date the covered individual is appointed or elected, as applicable, to his or her position to comply with the minimum stock ownership requirement.

Policy Prohibiting Insider Trading, Hedging, Short Sales or Pledging of Our Equity Securities

Subject to certain limited exceptions contained in our insider trading compliance policy, our insider trading compliance policy prohibits all our employees, including our executive officers, and the members of our Board from (i) directly or indirectly engaging in any transaction involving our securities while aware of material nonpublic information relating to us, (ii) engaging in transactions involving the securities of any other company while aware of material nonpublic information about that company, (iii) disclosing material nonpublic information concerning us or any other company to friends, family members or any other person or entity not authorized to receive such information where such person or entity may benefit by trading on the basis of such information, (iv) engaging in derivative securities transactions, including hedging, regarding our common stock, (v) engaging in short sales of our securities, and (vi) pledging our securities as collateral or holding our securities in a margin account.

Accounting Considerations

Accounting for Stock-Based Compensation

We follow the Financial Accounting Standard Board’s Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”) for our stock-based compensation awards. FASB ASC Topic 718 requires us to measure the compensation expense for all share-based payment awards made to our employees and members of our Board, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the executive compensation tables required by the federal securities laws, even though the recipient of the awards may realize no value from their awards.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis and based on such review and discussions, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this proxy statement and Inogen’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

Respectfully submitted by the members of the Compensation Committee of the Board:

Heather Rider (Chairperson)

Heath Lukatch

Kristen Miranda

The Compensation Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other filing by Inogen under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent Inogen specifically incorporates the Compensation Committee Report by reference therein.

Compensation Risk Assessment

Our management team and our Compensation Committee each play a role in evaluating and mitigating any risk that may exist relating to our compensation programs, policies and practices for all employees, including our NEOs. Our management team and our Compensation Committee review our employee compensation plans and arrangements in which our employees (including our NEOs) participate to determine whether these plans and arrangements have any features that might create undue risks or encourage unnecessary and excessive risk-taking that could threaten our value. Based on our review, we have concluded that any potential risks arising from our employee compensation programs, policies and practices, including our executive compensation program, are not reasonably likely to have a material adverse effect on the Company.

2020 Summary Compensation Table

The following table, footnotes, and narrative provide information regarding the compensation awarded to, or earned by, our executive officers, including each of our NEOs, during 2020, 2019, and 2018.

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)		Total Compensation
Scott Wilkinson,	2020	$529,039		$—	$1,999,945	(3)	$—	$—		$2,528,984
Former Chief Executive Officer and President, Director	2019	$520,619		$—	$1,999,911	(4)	$—	$—		$2,520,530
	2018	$494,458		—	$1,749,846	(5)	$443,034	—		2,687,338

Alison Bauerlein,	2020	$369,823		$—	$799,960	(6)	$—	$3,670	(7)	$1,173,453
Executive Vice President, Finance and Chief Financial Officer	2019	$365,458		$—	$799,922	(8)	$—	$5,600		$1,170,980
	2018	$355,212		$—	$699,853	(9)	$181,868	5,500		$1,242,433

Byron Myers,	2020	$352,692		$—	$399,934	(10)	$—	$1,400	(7)	$754,026
Executive Vice President, Marketing	2019	$351,346		$—	$519,874	(11)	$—	$5,600		$876,820
	2018	309,616		—	$454,969	(12)	$158,523	5,500		$928,608

Arron Retterer,	2020	$125,019	(13)	$—	$699,980	(14)	$—	$—		$824,999
Executive Vice President, Sales

Bart Sanford,	2020	$327,500		$—	$399,934	(15)	$—	$3,250	(7)	$730,684
Executive Vice President, Operations	2019	$327,750		$—	$699,798	(16)	$—	$45,115	(17)	$1,072,663
	2018	$91,200		$—	$718,428	(18)	$100,000	$18,742	(19)	$928,370

(1)

The amounts reported in the Stock Awards column represent the aggregate grant date fair value of time-based RSUs and RSAs and performance-based RSUs and RSAs granted under our Plan to each of our NEOs in 2018, 2019 and 2020 calculated in accordance with FASB ASC Topic 718. The grant date fair value of time-based RSUs and RSAs is determined using the fair value of our common stock on the date of grant, and the grant date fair value of performance-based RSUs and RSAs is calculated based on the fair value of our common stock on the date of grant and probable outcome of the performance measures for applicable performance period as of the date on which the performance-based RSUs and RSAs are granted.  This estimated fair value for performance-based RSUs and RSAs is different from (and lower than) the maximum value of performance-based RSUs and RSAs set forth below. These amounts do not necessarily correspond to the actual value recognized by our NEOs. For a discussion of valuation assumptions, see the notes to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on February 24, 2021.

(2)

The amounts reported in the Non-Equity Incentive Plan Compensation column represent amounts earned by each of our NEOs under and payable under the 2020 Incentive Plan, 2019 Incentive Plan and 2018 Incentive Plan, all of which were paid (if applicable) in the subsequent fiscal year.

(3)

Includes the grant date value of $999,972 for time-based RSUs and probable value of $999,972 for performance-based RSUs. The value of the maximum potential payout for such performance-based RSUs is $1,499,958.

(4)

Includes the grant date value of $999,956 for time-based RSAs and probable value of $999,956 for performance-based RSAs. The value of the maximum potential payout for such performance-based RSAs is $1,499,933.

(5)

Includes the grant date value of $999,912 for time-based RSAs and probable value of $749,934 for performance-based RSAs. The value of the maximum potential payout for such performance-based RSAs is $1,499,868.

(6)

Includes the grant date value of $399,979 for time-based RSUs and probable value of $399,979 for performance-based RSUs. The value of the maximum potential payout for such performance-based RSUs is $599,969.

(7)	Reflects the matching contributions made by the Company to the Company’s 401(k) savings plan, which was suspended effective July 1, 2020 due to the financial impacts of the COVID-19 pandemic.
(8)

Includes the grant date value of $399,961 for time-based RSAs and probable value of $399,961 for performance-based RSAs. The value of the maximum potential payout for such performance-based RSAs is $599,941.

(9)

Includes the grant date value of $399,916 for time-based RSAs and probable value of $299,937 for performance-based RSAs. The value of the maximum potential payout for such performance-based RSAs is $599,874.

(10)

Includes the grant date value of $199,967 for time-based RSUs and probable value of $199,967 for performance-based RSUs. The value of the maximum potential payout for such performance-based RSUs is $299,950.

(11)

Includes the grant date value of $259,937 for time-based RSAs and probable value of $259,937 for performance-based RSAs. The value of the maximum potential payout for such performance-based RSAs is $389,906.

(12)

Includes the grant date value of $259,982 for time-based RSAs and probable value of $194,987 for performance-based RSAs. The value of the maximum potential payout for such performance-based RSAs is $389,973.

(13)	The salary for Mr. Retterer for 2020 is based on a start date of August 17, 2020 and a base salary of $340,000.
(14)	Includes the grant date value of $699,980 for time-based RSUs.
(15)

Includes the grant date value of $199,967 for time-based RSUs and probable value of $199,967 for performance-based RSUs. The value of the maximum potential payout for such performance-based RSUs is $299,950.

(16)

Includes the grant date value of $349,899 for time-based RSAs and probable value of $349,899 for performance-based RSAs. The value of the maximum potential payout for such performance-based RSAs is $524,848.

(17)

Reflects $39,515 for Mr. Sanford’s reimbursement of relocation expenses, in accordance with his employment agreement effective August 17, 2018 and $5,600 for Mr. Sanford, which represents the maximum matching contributions made by the Company to the Company’s 401(k) savings plan for the benefit of the Named Executive Officers, which is also the same maximum amount applicable to each participating employee for 2019.

(18)

Includes the grant date value of $374,889 for time-based RSAs and probable value of $343,539 for performance-based RSAs. The value of the maximum potential payout for such performance-based RSAs is $562,334.

(19)

Reflects $9,625 for Mr. Sanford’s reimbursement of relocation expenses, $3,157 for the associated tax gross up of reimbursement of relocation expenses and $5,000 lump sum payment for miscellaneous moving expenses in 2018, in accordance with his employment agreement effective August 17, 2018.

Grants of Plan-Based Awards in 2020

The following table provides information regarding grants of plan-based awards to each of our NEOs during the fiscal year ended December 31, 2020.  For more information, please refer to the section titled “Executive Compensation-Compensation Discussion and Analysis.”

	Grant	Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)(1)		Estimated Future Payments Under Equity Incentive Plan Awards (#)(2)		All Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock and Option
Name	Date	Target	Maximum	Target	Maximum	(#)(3)	Awards(4)
Scott Wilkinson	2/19/2020	$367,500	$735,000	—	—
	2/28/2020					21,843	$999,973
	2/28/2020			21,843	32,765		$999,973

Alison Bauerlein	2/19/2020	$146,800	$293,600	—	—
	2/28/2020					8,737	$399,980
	2/28/2020			8,737	13,106		$399,980

Byron Myers	2/19/2020	$140,000	$280,000	—	—
	2/28/2020					4,368	$199,967
	2/28/2020			4,368	6,552		$199,967

Arron Retterer	8/17/2020	$50,535	$101,071	—	—
	8/17/2020					21,611	$699,980

Bart Sanford	2/19/2020	$130,000	$260,000	—	—
	2/28/2020					4,368	$199,967
	2/28/2020			4,368	6,552		$199,967

(1)

This column represents awards granted under our 2020 Incentive Plan. These columns show the awards that were possible at the target and maximum levels of performance. The actual amounts paid to our NEOs are set forth in the “Summary Compensation Table” above, and the calculation of the actual amounts paid is discussed more fully in the “Compensation Discussion and Analysis—Cash Incentive Compensation” section above.

(2)	This column represents awards of performance-based RSUs granted under our 2014 Equity Incentive Plan. These columns show the awards that were possible at the target and maximum levels of performance.
(3)

This column represents awards of time-based RSUs granted under our 2014 Equity Incentive Plan. The time-based RSUs vest over four years, with 25% vesting one year after the vesting commencement date and the remainder vesting quarterly thereafter. The vesting commencement date for these awards is March 1, 2020.

(4)

The amounts in this column represent the grant date fair market value of stock and option awards granted in fiscal 2020 and calculated in accordance with FASB ASC Topic 718. These amounts do not necessarily correspond to the actual value recognized by our NEOs. For a discussion of valuation assumptions, see the notes to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on February 24, 2021.

Outstanding Equity Awards at 2020 Fiscal Year-End

The following table presents certain information concerning equity awards held by our NEOs, as of December 31, 2020.

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options: Exercisable		Number of Securities Underlying Unexercised Options: Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested		Market Value of Shares or Units of Stock that Have Not Vested(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1)
Scott Wilkinson	10/10/2013	33,338	(2)	—	$8.37	10/9/2023	—		—	—		—
	4/1/2014	15,220	(3)	—	$16.62	3/31/2021	—		—	—		—
	5/15/2015	34,375	(4)	—	$38.54	5/14/2022	—		—	—		—
	5/12/2016	85,000	(5)	—	$44.19	5/11/2023	—		—	—		—
	8/8/2017	—		—	$—	—	2,458	(6)	$109,823	—		—
	3/2/2018	—		—	$—	—	2,561	(7)	$114,425	2,732	(8)	$122,066
	3/1/2019	—		—	$—	—	5,258	(9)	$234,927	6,232	(10)	$278,446
	2/28/2020	—		—	$—	—	21,843	(11)	$975,945	21,843	(12)	$975,945

Alison Bauerlein	3/28/2012	17,946	(13)	—	$0.81	3/27/2022	—		—	—		—
	10/10/2013	10,845	(2)	—	$8.37	10/9/2023	—		—	—		—
	4/1/2014	54,294	(3)	—	$16.62	3/31/2021	—		—	—		—
	5/15/2015	51,000	(4)	—	$38.54	5/14/2022	—		—	—		—
	5/12/2016	51,563	(5)	—	$44.19	5/11/2023	—		—	—		—
	8/8/2017	—		—	$—	—	758	(6)	$33,867	—		—
	3/2/2018	—		—	$—	—	1,024	(7)	$45,752	1,093	(8)	$48,835
	3/1/2019	—		—	$—	—	2,103	(9)	$93,962	2,493	(10)	$111,387
	2/28/2020	—		—	$—	—	8,737	(11)	$390,369	8,737	(12)	$390,369

Byron Myers	3/28/2012	1,480	(13)	—	$0.81	3/27/2022	—		—	—		—
	4/1/2014	7,102	(3)	—	$16.62	3/31/2021	—		—	—		—
	5/15/2015	14,123	(4)	—	$38.54	5/14/2022	—		—	—		—
	5/12/2016	20,000	(5)	—	$44.19	5/11/2023	—		—	—		—
	8/8/2017	—		—	$—	—	640	(6)	$28,595	—		—
	3/2/2018	—		—	$—	—	666	(7)	$29,757	710	(8)	$31,723
	3/1/2019	—		—	$—	—	1,367	(9)	$61,078	1,620	(10)	$72,382
	2/28/2020	—		—	$—	—	4,368	(11)	$195,162	4,368	(12)	$195,162

Arron Retterer	8/17/2020	—		—	$—		21,611	(14)	$965,579	—		—

Bart Sanford	9/17/2018	—		—	$—		711	(15)	$31,767	475	(8)	$21,223
	3/1/2019	—		—	$—	—	1,840	(9)	$82,211	2,181	(10)	$97,447
	2/28/2020	—		—	$—	—	4,368	(11)	$195,162	4,368	(12)	$195,162

(1)

The market value of unvested shares is calculated by multiplying the number of unvested shares held by the applicable NEO by the closing price of our common stock on December 31, 2020 (the last trading day of 2020), which was $44.68 per share.

(2)	The option fully vested on November 1, 2017.
(3)	The option fully vested on April 1, 2018.
(4)	The option fully vested on May 1, 2019.
(5)	The option fully vested on May 1, 2020.

(6)

These amounts represent awards of time-based RSUs and RSAs granted under our 2014 Plan. The time-based RSUs and RSAs vest over four years, with 25% vesting one year after the vesting commencement date and the remainder vesting quarterly thereafter. The vesting commencement date for these awards is September 1, 2017.

(7)

These amounts represent awards of time-based RSAs granted under our 2014 Plan. The time-based RSAs vest over four years, with 25% vesting one year after the vesting commencement date and the remainder vesting quarterly thereafter. The vesting commencement date for these awards is March 1, 2018.

(8)

This is a performance-based RSA granted under our 2014 Plan. This amount represents 150% of tranche 3 of the performance-based RSA. In February 2021, our Compensation, Nominating and Governance Committee determined that 0% of tranche 3 of the performance-based RSA was earned based upon the achievement of the Company’s performance goals in 2020. The actual award amount earned and vested for tranche 3 was 0 shares for Mr. Wilkinson, Ms. Bauerlein, Mr. Myers, and Mr. Sanford. Please see the "Compensation Discussion and Analysis" for a further discussion on the 2018 performance-based RSAs and RSUs and how and when the related performance goals are established.

(9)

These amounts represent awards of time-based RSAs granted under our 2014 Plan. The time-based RSAs vest over four years, with 25% vesting one year after the vesting commencement date and the remainder vesting quarterly thereafter. The vesting commencement date for these awards is March 1, 2019.

(10)

This is a performance-based RSA granted under our 2014 Plan. This amount represents 150% of tranche 2 of the performance-based RSA, plus 150% of tranche 3 of the performance-based RSA. In February 2021, our Compensation Committee determined that 0% of tranche 2 of the performance-based RSA was earned based upon the achievement of the Company’s performance goals in 2020. The actual award amount earned and vested for tranche 2 was 0 shares for Mr. Wilkinson, Ms. Bauerlein, Mr. Myers, and Mr. Sanford. In accordance with the terms of the award, the Compensation Committee will assess the performance conditions related to tranche 3 following the 2021 fiscal year. Please see the "Compensation Discussion and Analysis" for a further discussion on the 2019 performance-based RSAs and RSUs and how and when the related performance goals are established.

(11) These amounts represent awards of time-based RSUs granted under our 2014 Plan. The time-based RSUs vest over four years, with 25% vesting one year after the vesting commencement date and the remainder vesting quarterly thereafter. The vesting commencement date for these awards is March 1, 2020.

(12) This is a performance-based RSU granted under our 2014 Plan. This amount represents 100% of tranche 1 of the performance-based RSU, plus 100% of tranche 2 and 100% of tranche 3 of the performance-based RSU. In February 2021, our Compensation Committee determined that 0% of tranche 1 of the performance-based RSU was earned based upon the achievement of the Company’s performance goals in 2020. The actual award amount earned and vested for tranche 1 was 0 shares for Mr. Wilkinson, Ms. Bauerlein, Mr. Myers, and Mr. Sanford. In accordance with the terms of the award, the Compensation Committee will assess the performance conditions related to tranche 2 following the 2021 fiscal year. Please see the "Compensation Discussion and Analysis" for a further discussion on the 2020 performance-based RSUs and how and when the related performance goals are established.

(13)	The option fully vested on May 1, 2016.
(14)

This is a time-based RSU granted under our 2014 Plan. The time-based RSUs vest over four years, with 25% vesting one year after the vesting commencement date and the remainder vesting quarterly thereafter. The vesting commencement date for this award is September 1, 2020.

(15)

This is a time-based RSA granted under our 2014 Plan. The time-based RSAs vest over four years, with 25% vesting one year after the vesting commencement date and the remainder vesting quarterly thereafter. The vesting commencement date for this award is December 1, 2018.

Option Exercises and Stock Awards Vesting During Fiscal 2020

The following table sets forth the number of shares acquired and the value realized upon exercise of stock options by each of the NEOs during the fiscal year ended December 31, 2020 and the number of shares acquired on vesting and the value realized on vesting of stock awards held by each of the NEOs during the fiscal year ended December 31, 2020.

	Option Awards		Stock Awards
	Number of shares Acquired on Exercise	Value Realized on Exercise	Number of shares Acquired on Vesting	Value Realized on Vesting
Name	(#)	($)(1)	(#)	($)(2)
Scott Wilkinson	—	—	9,417	364,857
Alison Bauerlein	8,702	204,882	3,467	134,821
Byron Myers	—	—	2,450	94,935
Arron Retterer	—	—	—	—
Bart Sanford	—	—	1,787	71,663

(1)

Calculated by multiplying (i) the fair market value of common stock on the exercise date, which was determined using the closing price on the NASDAQ of a share of common stock on the date of exercise, or if such day is a holiday, on the immediately preceding trading day, or the disposition price if the shares are disposed of in a disqualified disposition, minus the exercise price, by (ii) the number of shares of common stock acquired upon exercise.

(2)

Calculated by multiplying (i) the fair market value of common stock on the vesting date, which was determined using the closing price on the NASDAQ of a share of common stock on the vesting date, or if such day is a holiday, on the immediately preceding trading day, by (ii) the number of shares of common stock that vested.

Employment Agreements and Potential Payments Upon Termination or Upon Change in Control

As described above in the “Employment Agreements and Post-Employment Compensation” section above, the amended and restated executive employment agreements we entered into with the NEOs provide for the severance compensation described above.

Employment Agreement with Nabil Shabshab

In connection with his joining our company, Mr. Shabshab entered into an employment agreement with us that was effective on February 8, 2021 (the “Shabshab Employment Agreement”), which agreement provides for an annual base salary of $650,000, a target annual bonus opportunity of 85% of his base salary (which may not be reduced below 85% of his base salary without his prior written consent), and a cash sign-on bonus of $1,700,000.  If, prior to the 2-year anniversary of the effective date of the Shabshab Employment Agreement, Mr. Shabshab’s employment is terminated by us for “cause” or he resigns without “good reason” (as such terms are defined in the Shabshab Employment Agreement), he must immediately repay to us a pro-rata portion of the sign-on bonus within 30 days of such termination or resignation.

The Shabshab Employment Agreement provides us payment or reimbursement of certain relocation and temporary living expenses that Mr. Shabshab may incur, up to a maximum gross amount of $100,000 (inclusive of any tax gross up payments).  If, prior to the 2-year anniversary of the effective date of the Shabshab Employment Agreement, Mr. Shabshab’s employment is terminated by us for cause or he resigns without good reason, he must immediately repay to us a pro-rata portion of the company-paid relocation and temporary living expenses within 60 days of such termination or resignation.

The Shabshab Employment Agreement also provides for an equity award of RSUs with an initial value of approximately $1,800,000 (the “New Hire RSU Award”). Subject to Mr. Shabshab’s continued service with us, 50% of the New Hire RSU Award will vest after approximately one year, and the remaining 50% of the New Hire RSU Award will vest in 1/8th quarterly installments over the following 2 years.

In addition, the Shabshab Employment Agreement provides for an equity award covering shares of our common stock with an initial value of approximately $2,000,000 (the “2021 Annual Award”).  50% of the 2021 Annual Award will be in the form of RSUs vesting on a time-based vesting schedule, and 50% of the 2021 Annual Award will be in the form of performance-based RSUs (“PSUs”) vesting based on performance‑based criteria.  Subject to Mr. Shabshab’s continued service with us, 25% of the RSUs subject to the 2021 Annual Award will vest after approximately one year, and the remaining 75% of the RSUs subject to the 2021 Annual Award will vest in 1/12th quarterly installments over the following 3 years.  The PSUs subject to the 2021 Annual Award will be divided into 3 substantially equal tranches that vest based on the achievement of performance goals for 2021, 2022, and 2023, respectively, subject to Mr. Shabshab’s continued service with us.

The New Hire RSU Award and 2021 Annual Award each will be subject to the terms and conditions of the 2014 Plan and applicable award agreements.

The Shabshab Employment Agreement also provides that beginning in 2022 and for each year in which Mr. Shabshab serves as our Chief Executive Officer, unless otherwise agreed to by Mr. Shabshab with prior written consent, he will be eligible for annual company equity awards with an initial value of not less than $2,000,000, on the terms and conditions approved by our Board or the Compensation Committee.

The Shabshab Employment Agreement also provides that if his employment with us is terminated by us without cause (excluding by reason of death or disability) or he resigns for good reason outside of the period beginning 3 months before a change of control (as defined in the Shabshab Employment Agreement) and ending 12 months after a change of control (the “Shabshab Change of Control Period”), he will be eligible to receive the following severance benefits:

•	continued payment of his base salary for a period of 24 months following his termination date (the “Shabshab Severance Payments”);
•

for up to 24 months following his termination date, he and his eligible dependents will only be required to pay the portion of the costs of medical benefits as he was required to pay as of the date of his termination, or he will receive taxable monthly payments for the equivalent period in the event we determine that the COBRA subsidy could violate applicable law (the “Shabshab COBRA Benefits”); and

•

if such termination or resignation occurs on or before the 2-year anniversary of the effective date the employment agreement, the number of RSUs subject to the New Hire Award that otherwise would have vested as of the 2-year anniversary of such termination or resignation will vest.

Under the Shabshab Employment Agreement, if, during the Shabshab Change of Control Period, Mr. Shabshab’s employment is terminated by us without cause (excluding by reason of death or disability) or he resigns for good reason, he will be eligible to receive the Shabshab Severance Payments, the Shabshab COBRA Benefits, and all outstanding company equity awards (including the New Hire Award and the 2021 Annual Award) will fully vest, and, unless otherwise provided in the applicable award agreement governing such company equity award, the performance criteria for any performance-based awards will be deemed to be satisfied at not less than the target level or such higher level as may be determined by the applicable company equity plan, award agreement, or agreement governing the change of control.

Mr. Shabshab’s receipt of the severance benefits described above is conditioned on his timely signing and not revoking a release of claims, resigning all directorships, committee memberships or any other positions he holds with us, and continuing to comply with certain covenants in the Shabshab Employment Agreement.

The Shabshab Employment Agreement also provides that in the event his employment with us terminates due to his death or disability, the number of RSUs subject to the New Hire Award that otherwise would have vested as of the two-year anniversary of such termination will vest.

In the event any of the amounts provided for under the Shabshab Employment Agreement or otherwise payable to Mr. Shabshab would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and could be subject to the related excise tax, he would be entitled to receive either full payment of benefits under the employment agreement or such lesser amount which would result in no portion of the benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to him.

Employment Agreement with Scott Wilkinson; Transition Agreement with Scott Wilkinson

We entered into an amended and restated employment agreement with Scott Wilkinson, our Chief Executive Officer, effective March 1, 2017.  Mr. Wilkinson is entitled under his employment agreement to the following severance and change of control benefits upon certain qualifying terminations. This agreement terminated was superseded by the transition agreement Mr. Wilkinson signed in February 2021 (as described below), in connection with his resignation as President, Chief Executive Officer, and director of the company.

If Mr. Wilkinson’s employment is terminated without “cause” (excluding by reason of death or disability) or he resigns for “good reason” (as such terms are defined in the employment agreement), he will be eligible to receive the following benefits if he timely signs and does not revoke a release of claims and continues to comply with certain covenants in the employment agreement:

•	continued payment of his base salary for a period of 24 months (collectively, the “Wilkinson Severance Payments”); and
•

throughout the period during which he would be able to obtain COBRA coverage, Mr. Wilkinson and his dependents will only be required to pay the portion of the costs of medical benefits as Mr. Wilkinson was required to pay as of the date of his termination, or Mr. Wilkinson will receive taxable monthly payments for the equivalent period in the event the Company determines that the COBRA subsidy could violate applicable law (the “Wilkinson COBRA Benefits”).

In the event any of the amounts provided for under this employment agreement or otherwise payable to Mr. Wilkinson would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and could be subject to the related excise tax, Mr. Wilkinson would be entitled to receive either full payment of benefits under this employment agreement or such lesser amount which would result in no portion of the benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to Mr. Wilkinson. The employment agreement does not require us to provide any tax gross-up payments.

In connection with Mr. Wilkinson’s retirement as President, Chief Executive Officer and as a director, we entered into a transition agreement and release with Mr. Wilkinson, whereby Mr. Wilkinson agreed to provide transition services to us as a non-executive employee until, at the latest, June 4, 2021. The transition agreement provides that during the period Mr. Wilkinson provides these transition services, he will continue to receive his current base salary, be eligible for a discretionary annual performance bonus award corresponding to fiscal year 2020 (if any), receive employment benefits pursuant to our benefit plans as in effect, and vest in his equity awards according to their terms.

The transition agreement also provides that subject to (i) Mr. Wilkinson’s execution of the transition agreement and his timely execution of the supplemental release agreement attached to the transition agreement following the termination of his employment with us, (ii) both agreements going into effect and (iii) his fulfillment of all of the terms and conditions of both agreements, we will reimburse him for the premium payments he makes for COBRA coverage in an amount equal to the company-paid portion for such benefits as of immediately before the date his employment terminates for a period of up to 18 months (or taxable monthly payments for the equivalent period in the event we determine that the COBRA subsidy could violate applicable law).

Employment Agreements with Alison Bauerlein, Byron Myers, Arron Retterer and Bart Sanford

We entered into an amended and restated employment agreement with Alison Bauerlein, our Executive Vice President, Finance and Chief Financial Officer, Corporate Treasurer and Corporate Secretary, and Byron Myers, our Executive Vice President, Marketing, effective January 1, 2017, with respect to Mr. Myers and October 1, 2013, with respect to Ms. Bauerlein. We entered into an employment and severance agreement with Arron Retterer, our Executive Vice President, Sales, effective August 17, 2020 and Bart Sanford, our Executive Vice President, Operations, effective August 17, 2018.

Each of Ms. Bauerlein, Mr. Myers, Mr. Retterer and Mr. Sanford is entitled under his or her respective employment agreement to the following severance and change of control benefits upon certain qualifying terminations.

If the NEO’s employment is terminated without “cause” (excluding by reason of death or disability) or the NEO resigns for “good reason” (as such terms are defined in the employment agreement) outside of the  period beginning three (3) months before a change in control (as defined in the employment agreement) and ending twelve (12) months after a change in control (the “Change in Control Period”), such NEO will be eligible to receive the following benefits if he or she timely signs and does not revoke a release of claims and, in the case of Messrs. Myers and Sanford, continues to comply with certain covenants in the employment agreement:

•	Continued payment of his or her base salary for a period of 12 months (the “NEO Severance Payments”); and
•

Throughout the period during which he or she would be able to obtain COBRA coverage, the named executive and his or her eligible dependents will only be required to pay the portion of the costs of medical benefits as he or she was required to pay as of the date of his termination, or he or she will receive taxable monthly payments for the equivalent period in the event the Company determines that the COBRA subsidy could violate applicable law (the “NEO COBRA Benefits”).

If, during the Change of Control Period, the NEO’s employment is terminated without cause (excluding by reason of death or disability) or he or she resigns for good reason, he or she will be eligible to receive the NEO Severance Payments and NEO COBRA Benefits, however, with respect to Ms. Bauerlein the NEO Severance Payments will continue for a period of 24 months.

In the event any of the amounts provided for under an employment agreement or otherwise payable to the NEO would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and could be subject to the related excise tax, the NEO would be entitled to receive either full payment of benefits under the employment agreement or such lesser amount which would result in no portion of the benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to the NEO. None of the aforementioned employment agreements require us to provide any tax gross-up payments.

2014 Equity Incentive Plan

The 2014 Plan provides all employees, including our NEOs, with the following vesting acceleration benefits:  in the event of an “involuntary termination” (as defined in the 2014 Plan) on or within 12 months following a “change in control” (as defined in the 2014 Plan), the participant will fully vest in and have the right to exercise all of his or her outstanding options and stock appreciation rights, including shares as to which such awards would not otherwise be vested or exercisable, all restrictions on RSAs and RSUs will lapse, and, with respect to awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met.

Mr. Shabshab is entitled to additional vesting acceleration benefits under the Shabshab Employment Agreement.  See “Employment Agreement with Nabil Shabshab” section above.

Outstanding Performance-based Equity Awards Granted to the NEOs

Under the terms of the outstanding performance-based awards held by the NEOs, if, prior to the end of any performance period, there is a “change in control” (as defined in the 2014 Equity Incentive Plan), then the target number of shares corresponding to that performance period will vest as of immediately prior to such change in control.

The following table provides information concerning the estimated payments and benefits that would be provided in the circumstances described below, assuming that the triggering event took place on December 31, 2020, the last day of our fiscal year.

	Change in Control	Termination Without Cause or Resignation for Good Reason Not in connection with a Change in Control	Termination Without Cause or Resignation for Good Reason in connection with a Change in Control
Name	($)	($)	($)(2)
Scott Wilkinson
Severance payment(1)	$—	$1,050,000	$1,050,000
Continued health coverage	—	21,156	42,312
Accelerated vesting(3)	1,376,457	—	1,435,122

Alison Bauerlein
Severance payment	$—	$367,000	$734,000
Continued health coverage	—	21,156	42,312
Accelerated vesting(3)	550,592	—	563,951

Byron Myers
Severance payment	$—	$350,000	$350,000
Continued health coverage	—	16,724	33,448
Accelerated vesting(3)	299,266	—	314,592

Arron Retterer
Severance payment	$—	$340,000	$340,000
Continued health coverage	—	21,156	42,312
Accelerated vesting(3)	—	—	965,579

Bart Sanford
Severance payment	$—	$325,000	$325,000
Continued health coverage	—	12,398	24,796
Accelerated vesting(3)	313,832	—	309,141

(1)

In connection with Mr. Wilkinson’s retirement as President, Chief Executive Officer and as a director, we entered into a transition agreement and release with Mr. Wilkinson in January 2021. See “Employment Agreement with Scott Wilkinson; Transition Agreement with Scott Wilkinson” above for additional detail regarding the terms of the transition agreement. The estimated cost of the COBRA premium benefit to Mr. Wilkinson under his transition agreement is $34,000.

(2)

For purposes of the severance payments and continued health coverage benefit, a qualifying termination of employment is considered “in connection with a change in control” if such termination occurs within the period commencing 3 months before and ending 12 months after a “change of control (as defined in the NEO’s employment agreement).  For purposes of the accelerated vesting, a qualifying termination of employment is considered “in connection with a “change in control” if such termination occurs on or within 12 months after a change in control (as defined in the Plan).

(3)

For purposes of valuing accelerated vesting, the values indicated in the table are calculated, with respect to RSUs and RSAs, as $44.68 the closing price of a share of our common stock on December 31, 2020 (the last trading day of 2020), multiplied by the number of RSUs and unvested shares subject to the RSAs that are accelerated.  Values indicated under the “Termination Without Cause or Resignation for Good Reason in connection with a Change in Control” column are in addition to the values indicated under the “Change in Control” column.

CEO Pay Ratio Disclosure Rule

Pursuant to a mandate of the Dodd-Frank Act, the SEC adopted rules requiring annual disclosure of the ratio of the median employee’s total annual compensation to Mr. Wilkinson’s total annual compensation. For our last completed fiscal year, which ended December 31, 2020:

•	The median employee’s total annual compensation was $34,572. The median employee was determined based on the assumptions stated below.
•	Mr. Wilkinson’s total annual compensation of was $2,528,984.
•	Based on the above, for 2020, the ratio of Mr. Wilkinson’s total annual compensation to the median employee’s total annual compensation of all employees was approximately 73 to 1.

This pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K under the Securities Act of 1933, as amended.

Given that our employee base did not significantly change, we continued to use the median employee determined as of December 31, 2018, at which time we and our consolidated subsidiaries had approximately 1,099 full-time and part-time employees, approximately 1,086 of whom were U.S. employees, and approximately 13 (or approximately 1.2% of our total employee population) of whom are located outside of the United States in the European Union. In accordance with the permitted methodology for determining the “median employee”, we excluded all non-U.S. employees from our calculations. We then compared the total annual cash compensation earned by these employees for 2018 to determine the median employee, annualizing the compensation of full-time employees who started their employment with us in 2018 but did not work for us or our consolidated subsidiaries for the entire year. Once we identified our median employee, we estimated such employee’s total annual compensation in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, yielding the median employee total annual compensation disclosed above.

We determined Mr. Wilkinson’s total annual compensation amount by taking the amount reported in the “Total” column of our 2020 Summary Compensation Table included in this proxy.

Equity Compensation Plan Information

The following table provides information as of December 31, 2020 with respect to shares of our common stock that may be issued under our existing equity compensation plans.

	(a) Number of	(b) Weighted	(c) Number of
	securities to	average	securities remaining
	be issued	exercise price	available for future
	upon exercise	of outstanding	issuance under equity
	of outstanding	options,	compensation plans
	options,	warrants and	(excluding securities
Plan category	warrants and rights	rights (1)	reflected in column (a))
Equity compensation plans approved by security holders (2)(3)	1,259,917	$27.69	2,239,248
Equity compensation plans not approved by security holders	—	—	—
Total	1,259,917	$—	2,239,248

(1)	The weighted average exercise price is calculated based solely on outstanding stock options.
(2)	Includes the following plans: 2002 Stock Incentive Plan, 2012 Equity Incentive Plan, 2014 Plan, and 2014 Employee Stock Purchase Plan (“ESPP”).
(3)

The number of shares available for issuance under the 2014 Plan also includes an annual increase on the first day of each fiscal year beginning in 2015, equal to the least of: (i) 895,346 shares; (ii) 4% of the outstanding shares of common stock as of the last day of our immediately preceding fiscal year; or (iii) such other amount as our Board may determine.  Our 2014 Plan had 1,609,083 shares available for issuance as of December 31, 2020. Our ESPP provides for annual increases in the number of shares available for sale under the ESPP on the first day of each fiscal year beginning in 2015, equal to the least of: (i) 179,069 shares; (ii) 1.5% of the outstanding shares of our common stock on the last day of our immediately preceding fiscal year; or (iii) such other amount as may be determined by the administrator. Our ESPP had 630,165 shares available for sale as of December 31, 2020. For 2021, our Board exercised its authority to not increase the shares available for issuance under the 2014 Plan or the ESPP pursuant to these provisions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 12, 2021, the Record Date for the Annual Meeting, for:

•	each of our directors and nominees for director;
•	each of our NEOs;
•	all of our current directors and executive officers as a group; and
•	each person or group who we know beneficially owned more than 5% of our common stock.

We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable.

We have based our calculation of the percentage of beneficial ownership on 22,328,675 shares of our common stock outstanding as of March 12, 2021. We have deemed shares of our common stock subject to stock options that are currently exercisable or exercisable within 60 days of March 12, 2021 or issuable pursuant to restricted stock units which are subject to vesting conditions expected to occur within 60 days of March 12, 2021 to be outstanding and to be beneficially owned by the person holding the stock option or restricted stock unit for the purpose of computing the percentage ownership of that person. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Inogen, Inc., 301 Coromar Drive, Goleta, CA 93117.

	Number of	Percentage of
	shares	shares
	beneficially	beneficially
Name of beneficial owner	owned	owned
5% Stockholders:
Brown Capital Management, LLC(1)	3,972,712	17.79%
Novo Holdings A/S(2)	2,759,320	12.36%
BlackRock, Inc.(3)	3,102,902	13.90%
Vanguard Group, Inc.(4)	1,937,394	8.68%
The Brown Capital Mgmt Small Company Fund(1)	1,909,164	8.55%

Directors and executive officers, including our NEOs:
Scott Wilkinson (5)	190,730	*
Nabil Shabshab (6)	—	*
Alison Bauerlein (7)	166,855	*
Byron Myers(8)	81,249	*
Bart Sanford(9)	6,372	*
Arron Retterer	—
Heath Lukatch, Ph.D.(10)	42,350	*
R. Scott Greer (11)	67,724	*
Benjamin Anderson-Ray (12)	38,537	*
Loren McFarland (13)	54,435	*
Heather Rider (14)	33,521	*
Kristen Miranda(15)	1,135	*
Raymond Huggenberger (16)	124,116	*
All current directors and executive officers as a group (14 persons) (17)	988,535	4.29%

*	Represents beneficial ownership of less than one percent (1%) of the outstanding shares of our common stock.
(1)

Based solely on the most recently available Schedule 13G/A filed with the SEC on February 12, 2021, Brown Capital Management, LLC has sole voting power as to 2,489,902 shares and sole dispositive power as to 3,972,712 shares and Brown Capital Management Small Company Fund, a registered investment company, which is managed by Brown Capital Management, LLC, has sole voting power and sole dispositive power as to 1,909,164 shares. Brown Capital Management, LLC is a Maryland limited liability company, and its address is 1201 N. Calvert Street Baltimore, Maryland 21202. The Brown Capital Management Small Company Fund is a series portfolio of Brown Capital Management Mutual Funds, a Delaware statutory trust, and its address is 1201 N. Calvert Street Baltimore, Maryland 21202.

(2)

The reported shares are based on the most recently available Schedule 13G/A filed with the SEC on February 17, 2021 and the subsequent Form 4 filed with the SEC on March 3, 2021. Based solely on such Schedule 13G/A, Novo Holdings A/S has sole voting and dispositive power over all 2,759,320 shares held by Novo Holdings A/S. Novo Holdings A/S is a Danish limited liability company. The Board of Directors of Novo Holdings A/S may exercise voting and dispositive control over the shares only with the support of a majority of the members of the Novo Holdings A/S Board of Directors. As such, no individual member of the Novo Holdings A/S Board of Directors is deemed to hold any beneficial ownership or reportable pecuniary interest in the shares held by Novo Holdings A/S. The address of Novo Holdings A/S is Tuborg Havnevej 19, 2900 Hellerup, Denmark.

(3)

Based solely on the most recently available Schedule 13G/A filed with the SEC on January 26, 2021, BlackRock, Inc. has sole voting power as to 3,046,763 shares and sole dispositive power as to 3,102,902 shares.  The shares reported as being beneficially held by BlackRock, Inc. may be held by one or more of the following subsidiaries:  BlackRock Life Limited, BlackRock Advisors, LLC, BlackRock (Netherlands) B.V., BlackRock Fund Advisors, BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Japan Co., Ltd., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock (Luxembourg) S.A., BlackRock Investment Management (Australia) Limited, and BlackRock Fund Managers Ltd.  BlackRock, Inc. is a Delaware corporation and the address of BlackRock, Inc. is 55 East 52nd Street New York, NY 10055.

(4)

Based solely on the most recently available Schedule 13G/A filed with the SEC on February 10, 2021, Vanguard Group, Inc. has shared voting power as to 33,432 shares, sole dispositive power as to 1,889,613 shares, and shared dispositive power as to 47,781 shares. The shares reported as being beneficially held by Vanguard Group, Inc. may be held by one or more of the following subsidiaries: Vanguard Asset Management, Limited, Vanguard Fiduciary Trust Company, Vanguard Global Advisors, LLC, Vanguard Group (Ireland) Limited, Vanguard Investments Australia Ltd, Vanguard Investments Canada Inc., Vanguard Investments Hong Kong Limited, and Vanguard Investments UK, Limited and the address of Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355.

(5)

Consists of 37,657 shares held, including 13,036 shares of unvested restricted stock subject to time- and performance-based RSAs and options to purchase 152,713 shares of common stock that are exercisable within 60 days of March 12, 2021. Excludes shares issuable upon vesting of time-based RSUs not vesting within 60 days of March 12, 2021.

(6)	Nabil Shabshab was appointed Chief Executive Officer and Director effective February 8, 2021. Excludes shares issuable upon vesting of time-based RSUs not vesting within 60 days of March 12, 2021.
(7)

Consists of 35,349 shares held, including 4,558 shares of unvested restricted stock subject to time- and performance-based RSAs and options to purchase 131,506 shares of common stock that are exercisable within 60 days of March 12, 2021.  Excludes shares issuable upon vesting of time-based RSUs not vesting within 60 days of March 12, 2021.

(8)

Consists of 38,544 shares held, including 3,391 shares of unvested restricted stock subject to time- and performance-based RSAs and options to purchase 42,705 shares of common stock that are exercisable within 60 days of March 12, 2021. Excludes shares issuable upon vesting of time-based RSUs not vesting within 60 days of March 12, 2021.

(9)

Consists of 6,372 shares held, including 3,895 shares of unvested restricted stock subject to time- and performance-based RSAs.  Excludes shares issuable upon vesting of time-based RSUs not vesting within 60 days of March 12, 2021.

(10)

Consists of 5,481 shares held, options to purchase 32,329 shares of common stock that are exercisable within 60 days of March 12, 2021 and 4,540 shares issuable upon vesting of time-based RSUs vesting within 60 days of March 12, 2021.

(11)

Consists of 14,485 shares held of record by R. Scott Greer and Michelle Greer Revocable Trust, 38,699 shares held of record by R. Scott Greer, options to purchase 10,000 shares of common stock that are exercisable within 60 days of March 12, 2021 and 4,540 shares issuable upon vesting of time-based RSUs vesting within 60 days of March 12, 2021.  Mr. Greer has shared voting and investment power with respect to the shares held of record by R. Scott Greer and Michelle Greer Revocable Trust.

(12)

Consists of 7,997 shares held of record by Benjamin M. Anderson-Ray Revocable Living Trust, options to purchase 26,000 shares of common stock that are exercisable within 60 days of March 12, 2021 and 4,540 shares issuable upon vesting of time-

based RSUs vesting within 60 days of March 12, 2021.  Mr. Anderson-Ray has shared voting and investment power with respect to the shares held of record by Benjamin M. Anderson-Ray Revocable Living Trust.

(13)

Consists of 4,481 shares held, options to purchase 45,414 shares of common stock that are exercisable within 60 days of March 12, 2021 and 4,540 shares issuable upon vesting of time-based RSUs vesting within 60 days of March 12, 2021.

(14)

Consists of 6,481 shares held, options to purchase 22,500 shares of common stock that are exercisable within 60 days of March 12, 2021 and 4,540 shares issuable upon vesting of time-based RSUs vesting within 60 days of March 12, 2021. Also includes 2,000 shares held by Ms. Rider’s spouse.

(15)	Kristen Miranda was appointed as a Director effective March 1, 2021. Consists of 1,135 shares issuable upon vesting of time-based RSUs vesting within 60 days of March 12, 2021.
(16)

Consists of 10,289 shares held, options to purchase 109,287 shares of common stock that are exercisable within 60 days of March 12, 2021 and 4,540 shares issuable upon vesting of time-based RSUs vesting within 60 days of March 12, 2021.

(17)

Consists of 263,985 shares held, options to purchase 696,175 shares of common stock that are exercisable within 60 days of March 12, 2021 and 28,375 shares issuable upon vesting of time-based RSUs vesting within 60 days of March 12, 2021. Excludes shares issuable upon vesting of time-based RSUs not vesting within 60 days of March 12, 2021.

RELATED PERSON TRANSACTIONS

We have adopted a formal written policy providing that our Audit Committee will be responsible for reviewing “related party transactions,” which are transactions (i) in which we are or will be a participant, (ii) in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and (iii) in which a related person has or will have a direct or indirect interest. For purposes of this policy, a related person will be defined as a director, nominee for director, executive officer, or greater than 5% beneficial owner of our common stock and their immediate family members. Under this policy, all related party transactions may be consummated or continued only if approved or ratified by our Audit Committee.

Since January 1, 2020, we have not entered into any transactions, nor are there any currently proposed transactions to which we will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and
•

any of our directors, nominees for director, executive officers or holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers, and holders of more than 10% of our common stock to file with the SEC reports regarding their ownership and changes in ownership of our securities. We believe that our directors, executive officers, and 10% stockholders complied with all Section 16(a) filing requirements in 2020 except for the following: Mr. Wilkinson, Ms. Bauerlein, Mr. Taylor, Mr. Myers, and Mr. Sanford each filed a late Form 4 on May 21, 2020 to report a restricted stock unit award that was granted on February 28, 2020. The late filings were due to administrative oversight by the Company’s stock administration.

In making these statements, we have relied upon examination of the filings made with the SEC and the written representations of our directors and executive officers.

Available Information

Our financial statements for our fiscal year ended December 31, 2020 are included in our Annual Report on Form 10‑K. This proxy statement and our Annual Report are posted on the Investor Relations section of our website at http://investor.inogen.com and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our Annual Report without charge by sending a written request to Inogen, Inc., Attention: Investor Relations, 301 Coromar Drive, Goleta, California 93117.

Company Website

We maintain a website at www.inogen.com. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement, and references to our website address in this proxy statement are inactive textual references only.

PROPOSALS OF STOCKHOLDERS FOR 2022 ANNUAL MEETING

Stockholders who wish to present proposals for inclusion in the proxy materials to be distributed in connection with next year’s Annual Meeting must submit their proposals so that they are received at Inogen’s principal executive offices no later than the close of business (5:30 p.m. Pacific Time) on November 23, 2021. Pursuant to the rules promulgated by the SEC, simply submitting a proposal does not guarantee that it will be included.

In order to be properly brought before the 2022 Annual Meeting of Stockholders, a stockholder’s notice of a matter the stockholder wishes to present, or the person or persons the stockholder wishes to nominate as a director, must be delivered to the Corporate Secretary of Inogen at its principal executive offices not less than 45 nor more than 75 days before the first anniversary of the date on which Inogen first mailed its proxy materials or a notice of availability of proxy materials (whichever is earlier) for the preceding year’s Annual Meeting. As a result, any notice given by a stockholder pursuant to these provisions of our Bylaws must be received no earlier than January 7, 2022 and no later than the close of business (5:30 p.m. Pacific Time) on February 6, 2022, unless our 2022 Annual Meeting date occurs more than 30 days before or 60 days after May 10, 2022. In that case, we must receive proposals no earlier than the close of business on the 120th day prior to the date of the 2022 Annual Meeting and not later than the close of business on the later of the 90th day prior to the date of the 2022 Annual Meeting or the 10th day following the day on which we first make a public announcement of the date of the meeting.

To be in proper form, a stockholder’s notice must include the specified information concerning the proposal or nominee as described in our Bylaws. A stockholder who wishes to submit a proposal or nomination is encouraged to seek independent counsel about our Bylaw and SEC requirements. We will not consider any proposal or nomination that is not timely or otherwise does not meet the Bylaw and SEC requirements for submitting a proposal or nomination.

Notices of intention to present proposals at the 2022 Annual Meeting of Stockholders must be addressed to: Corporate Secretary, Inogen, Inc., 301 Coromar Drive, Goleta, CA 93117. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

*           *           *

The Board does not know of any other matters to be presented at the Annual Meeting.  If any additional matters are properly presented at the Annual Meeting, the persons named on the enclosed proxy card will have discretion to vote the shares of common stock they represent in accordance with their own judgment on such matters.

It is important that your shares of common stock be represented at the Annual Meeting, regardless of the number of shares that you hold.  You are, therefore, urged to vote over the Internet or by telephone as instructed on the proxy card or, if you received printed proxy materials, execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

THE BOARD OF DIRECTORS

Goleta, California
March 23, 2021

APPENDIX A – UNAUDITED RECONCILIATION FROM GAAP TO NON-GAAP

Reconciliation of U.S. GAAP to Other Non-GAAP Financial Information
(unaudited)

(amounts in thousands)	Years ended December 31,
Non-GAAP EBITDA and Adjusted EBITDA	2020	2019
Net income (loss)	$(5,829)	$20,950
Non-GAAP adjustments:
Interest income	(909)	(4,712)
Provision for income taxes	549	3,322
Depreciation and amortization	18,581	13,834
EBITDA (non-GAAP)	12,392	33,394
Stock-based compensation	8,203	9,129
Change in fair value of earnout liability	1,053	810
Adjusted EBITDA (non-GAAP)	$21,648	$43,333

(amounts in thousands)	Years ended December 31,
Non-GAAP Adjusted Operating Income (Loss)	2020	2019
Operating Income (Loss)	$(12,025)	$19,789
Non-GAAP adjustments:
Revenue and expenses arising from acquisition	8,582	4,961
Stock-based compensation	8,203	9,129
Stock-based compensation payroll tax	34	101
Adjusted Operating Income (non-GAAP)	$4,794	$33,980

VOTE BY INTERNET  Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on May 9, 2021 for shares held directly and by 11:59 P.M. Eastern Time on May 5, 2021 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/INGN2021 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on May 9, 2021 for shares held directly and by 11:59 P.M. Eastern Time on May 5, 2021 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. INOGEN, INC. 301 COROMAR DRIVE GOLETA, CA 93117 D43504-P48668 For All  Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. INOGEN, INC. The Board of Directors recommends you vote FOR the following: ! ! ! 1. Election of Class I Directors  Nominees:  01) R. Scott Greer  02) Heather Rider  03) Kristen Miranda The Board of Directors recommends you vote FOR proposals 2 and 3. Abstain For  Against ! ! ! 2. To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2021. ! ! ! 3. Approval on an advisory basis of our executive compensation for the fiscal year ended December 31, 2020. NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. D43505-P48668 INOGEN, INC. Annual Meeting of Stockholders May 10, 2021 10:00 AM PDT This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Nabil Shabshab and Ms. Alison Bauerlein, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of INOGEN, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held virtually at 10:00 AM, PDT on May 10, 2021 via the Internet at www.virtualshareholdermeeting.com/INGN2021, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side